Exhibit 10.1
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT
among
SEZZLE FUNDING SPE II, LLC,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
and
BASTION FUNDING VI LP,
as Administrative Agent
Dated as of May 7, 2026

Exhibit 10.1

Page
ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS    1

Section 1.01    Definitions    1
Section 1.02    Rules of Construction    32
Section 1.03    Computation of Time Periods    33
Section 1.04    Collateral Value Calculation Procedures    33
Section 1.05    Divisions    34
ARTICLE II ADVANCES    34
Section 2.01    Revolving Credit Facility    34
Section 2.02    Making of the Advances    34
Section 2.03    Evidence of Indebtedness    35
Section 2.04    Payment of Principal, Interest and Certain Fees    36
Section 2.05    Prepayment of Advances    37
Section 2.06    Refinancing Payment and Termination Payment    38
Section 2.07    Maximum Lawful Rate    39
Section 2.08    Several Obligations    39
Section 2.09    Increased Costs    39
Section 2.10    Compensation; Breakage Payments    41
Section 2.11    Illegality; Inability to Determine Rates    41
Section 2.13    Rescission or Return of Payment    43
Section 2.14    Post-Default Interest or Post-Reinvestment Period Interest    43
Section 2.15    Payments Generally    44
Section 2.16    Additional Funding    44
ARTICLE III CONDITIONS PRECEDENT    44
Section 3.01    Conditions Precedent to this Agreement    44
Section 3.02    Conditions Precedent to Each Borrowing    47
ARTICLE IV REPRESENTATIONS AND WARRANTIES    48
Section 4.01    Representations and Warranties of the Borrower    48
Section 4.02    Representations and Warranties Relating to the Collateral in Connection with a Borrowing or Withdrawal    55
ARTICLE V COVENANTS    55
Section 5.01    Affirmative Covenants of the Borrower    55
Section 5.02    Negative Covenants of the Borrower    63
Section 5.03    Certain Undertakings Relating to Separateness    66
Section 5.04    Asset Management Fee    68
i

Exhibit 10.1

(continued)
Page
ARTICLE VI EVENTS OF DEFAULT    68
Section 6.01    Events of Default    68
Section 6.02    Remedies upon an Event of Default    70
ARTICLE VII PLEDGE OF COLLATERAL; RIGHTS OF THE ADMINISTRATIVE AGENT    71
Section 7.01    Grant of Security    71
Section 7.02    Release of Security Interest    72
Section 7.03    Rights and Remedies    73
Section 7.04    Remedies Cumulative    74
Section 7.05    Related Documents    74
Section 7.06    Borrower Remains Liable    74
Section 7.07    Protection of Collateral    75
ARTICLE VIII ACCOUNTINGS AND RELEASES    75
Section 8.01    Collection of Money    75
Section 8.02    Release of Security    76
ARTICLE IX APPLICATION OF MONIES    77
Section 9.01    Disbursements of Monies from Collection    77
Section 9.02    Recycling    78
ARTICLE X ADMINISTRATION AND SERVICING OF COLLATERAL    79
Section 10.01    Designation of the Servicer    79
Section 10.02    Authorization of the Servicer    80
Section 10.03    Payment of Certain Expenses by Servicer    80
Section 10.04    Appointment of Backup Servicer    80
ARTICLE XI THE ADMINISTRATIVE AGENT    80
Section 11.01    Authorization and Action    80
Section 11.02    Delegation of Duties    81
Section 11.03    Agent’s Reliance, Etc    81
Section 11.04    Indemnification    83
Section 11.05    Successor Administrative Agent    83
Section 11.06    Administrative Agent’s Capacity as a Lender    84
Section 11.07    Certain ERISA Matters    84
Section 11.08    Erroneous Payments    85

Exhibit 10.1

(continued)
Page
ARTICLE XII MISCELLANEOUS    87
Section 12.01    No Waiver; Modifications in Writing    87
Section 12.02    Notices, Etc    87
Section 12.03    Taxes    88
Section 12.04    Costs and Expenses; Indemnification    92
Section 12.05    Execution in Counterparts    94
Section 12.06    Assignability    94
Section 12.07    Governing Law    94
Section 12.08    Severability of Provisions    94
Section 12.09    Confidentiality    94
Section 12.10    Merger    95
Section 12.11    Survival    95
Section 12.12    Submission to Jurisdiction; Waivers; Etc    95
Section 12.13    Waiver of Jury Trial    96
Section 12.14    Service of Process    96
Section 12.15    Waiver of Setoff    96
Section 12.16    PATRIOT Act Notice    96
Section 12.17    Business Days    96
Section 12.19    No Fiduciary Duty    97
Section 12.20    Non-Reliance on Administrative Agent and other Lenders    97
Section 12.21    Acknowledgement Regarding Any Supported QFCs    98
Section 12.22    Non-Petition    98
ARTICLE XIII SYNDICATION    99
Section 13.01    Syndication    99
Section 13.02    Assignment of Advances, Participations and Servicing, Appointment of Agent    99
Section 13.03    Cooperation in Syndication    102

Exhibit 10.1
SCHEDULES
Schedule 1    —    Lenders – Percentages
Schedule 2    —    Collateral Receivables
Schedule 3    —    Notice Information
Schedule 4    —    Account Details
Schedule 5    —    Credit Guidelines
Schedule 6    —    Servicing Guide
Schedule 7    —    Data Tape Information
Schedule 8    —    [Reserved]
Schedule 9    —    Competitors

EXHIBITS
Exhibit A-1    —    Form of Notice of Borrowing (with attached form of Maximum Advance Rate Test Calculation Statement)
Exhibit A-2    —    Form of Notice of Withdrawal (with attached form of Maximum Advance Rate Test Calculation Statement)
Exhibit B    —    Form of Notice of Prepayment
Exhibit C    —    Form of Assignment and Acceptance
Exhibit D    —    Form of Consent and Release
Exhibit E    —    Form of U.S. Tax Compliance Certificate
Exhibit F    —    Financial Covenants

Exhibit 10.1
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT
Amended and Restated Revolving Credit and Security Agreement, dated as of May 7, 2026 among Sezzle Funding SPE II, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”), the Lenders from time to time party hereto, and Bastion Funding VI LP, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”).
Recitals
Whereas, the parties hereto have previously entered into a Revolving Credit and Security Agreement, dated as of April 19, 2024, as amended prior to the date hereof (the “Existing Agreement”); and
Whereas, the parties hereto desire to amend and restate the Existing Agreement on the terms and conditions set forth herein.
Now, Therefore, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS
Section 1.01Definitions. As used in this Agreement, the following terms shall have the meanings indicated:
“Accelerated Amortization Event” means, as of any date of determination, the occurrence of any of the following:
(a)    an Unmatured Event of Default or an Event of Default; provided, however, that if such Unmatured Event of Default is cured within the applicable time period or an Event of Default is waived, the related Accelerated Amortization Event shall cease to exist;
(b)    the Servicing Agreement or the Backup Servicing Agreement expires or is otherwise terminated; provided, however, that if a successor Servicing Agreement or a successor Backup Servicing Agreement, as applicable, reasonably acceptable to the Administrative Agent and the Required Lenders is entered into within two (2) Business Days following the date of such termination, the related Accelerated Amortization Event shall cease to exist; or
(c)    a Regulatory Event that causes a Material Adverse Effect on the Sponsor, the Parent, the Borrower, the Servicer, any Seller or the Collateral.
“Administrative Agent” has the meaning specified in the introduction to this Agreement.
“Advance” has the meaning specified in Section 2.01(a).

“Advance Rate” means, as of any Advance Rate Calculation Date, if the Weighted Average Loss Rate with respect to the three most recent Seasoned Vintages of Receivables owned by Borrower on the immediately preceding Advance Rate Calculation Date is less than 3.75% then the Advance Rate shall be 92.5% and if the Weighted Average Loss Rate with respect to the three most recent Seasoned Vintages of Receivables owned by Borrower on the immediately preceding Advance Rate Calculation Date is equal to or greater than 3.75% then the Advance Rate shall be 85%.
“Advance Rate Calculation Date” means initially May 7, 2026 and thereafter the last day of each month.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Person” means (a) each Lender and each of its Affiliates, and (b) any assignee or participant of any Lender.
“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person.
“Agreement” means this Amended and Restated Revolving Credit and Security Agreement.
“Amendment and Restatement Closing Date” means May 7, 2026.
“Applicable Law” means any Law of any Governmental Authority, including all federal, state, provincial, territorial or local laws and of other local regulatory authorities, to which the Person in question is subject or by which it or any of its assets or properties are bound.
“Assigning Lender” has the meaning specified in Section 13.02(a).
“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee and the Administrative Agent and, if applicable, the Borrower.
“Available Cash Balance” means, at any time, (x) the aggregate cash balance available in the U.S. Collection Account and Canadian Collection Account at such time minus (y) the aggregate amount of cash required to pay fees, costs, expenses or interest or to reserve for accrued amounts of fees, costs, expenses or interest pursuant to Section 9.01 if the Priority of Payments was run at such time.
“Available Receivable Balance” means, with respect to any Collateral Receivable, (a) the Net Funded Amount of such Collateral Receivable less (b) the Excess Concentration Amount, if any, in respect of such Collateral Receivable.
“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments or interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is no longer available as a result of the application of Section 2.12. For the avoidance of doubt, as of the Amendment and Restatement Closing Date the Available Tenor with respect to the Benchmark is a period of 3 months.
“Backup Servicer” means Carmel Solutions, or such other qualified servicer approved by the Administrative Agent in writing, all in accordance with the terms, provisions and conditions of the Backup Servicing Agreement.
“Backup Servicer Certificate” means a certificate, in form and substance acceptable to the Administrative Agent, delivered by the Backup Servicer to the Borrower, the Servicer and the Administrative Agent in compliance with the terms and provisions of the Backup Servicing Agreement.
“Backup Servicer Event of Default” means (a) an event of default under the Backup Servicing Agreement or (b) a Regulatory Event that causes a Material Adverse Effect on the Backup Servicer.
“Backup Servicing Agreement” means the Backup Servicing Agreement, by and between the Borrower, the Administrative Agent, the Servicer and the Backup Servicer, or any replacement backup servicing agreement reasonably acceptable to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Partner” means WEBBANK, an FDIC-insured, Utah state-chartered industrial bank.
“Bank Program Agreement” shall mean that certain Marketing and Servicing Agreement dated as of August 26, 2024 by and between Bank Partner and Sezzle, as amended, restated or otherwise modified from time to time.
“Bank Program Purchase and Sale Agreement” shall mean, that certain Loan and Receivables Sale Agreement to be entered into as of August 26, 2024, by and between Bank Partner and Sezzle, as amended, restated or otherwise modified from time to time.

“Bankruptcy Code” means Title XI of the United States Code.
“Base Rate” means, on any date of determination, a fluctuating interest rate per annum equal to the Federal Funds Rate plus 0.50%. Interest will be determined based on a year of 365 days or 366 days, as applicable, and the actual days elapsed.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means, the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark ( or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication or information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to fund any Advance under the then-current Benchmark, (b) any Lender shall have notified the Administrative Agent of the inability, for any reason, of such Lender or any of its assignees or participants to determine the Benchmark, (c) any Lender shall have notified the Administrative

Agent of a determination by such Lender or any of its assignees or participants that the rate at which deposits of U.S. Dollars are being offered to such Lender or any of its assignees or participants does not accurately reflect the cost to such Lender, such assignee or such participant of making, funding or maintaining any Advance under the then-current Benchmark, or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender or any of its assignees or participants to obtain U.S. Dollars to make, fund or maintain any Advance under the then-current Benchmark; provided, however, that a Benchmark Disruption Event shall not cover or be triggered by a Benchmark Transition Event and its related Benchmark Replacement Date with respect to the then-current Benchmark.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introduction to this Agreement.
“Borrower Information” means the non-public or proprietary information provided hereunder by the Borrower with respect to the Borrower, the Parent, the Sponsor, their respective Affiliates or any other non-public information relating to the foregoing furnished to any Secured Party pursuant to this Agreement or any other Facility Document. Notwithstanding the foregoing, the term “Borrower Information” shall not include any information which (a) is or becomes generally available to the public other than as a result of a breach of Section 12.09, (b) becomes available to the Administrative Agent, or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (c) was available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower hereunder.
“Borrower LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of the Closing Date, by and between the Parent, as the sole equity member, and Ricardo Orozco, as Independent Manager.
“Borrowing” has the meaning specified in Section 2.01.
“Borrowing Base” means, as of any date of determination, with respect to all Collateral Receivables, the sum of (x) the Borrowing Base Amounts of all such Collateral Receivables and (y) the Available Cash Balance.

“Borrowing Base Amount” means, as of any date of determination, with respect to each Collateral Receivable, the product of (i) the Advance Rate and (ii) the Available Receivable Balance of such Collateral Receivable.
“Borrowing Date” means the date of a Borrowing.
“Business Day” means any day other than (a) a Saturday or Sunday, (b) the days on which banks are authorized or required to close in New York, New York, Minneapolis, Minnesota or Toronto, Ontario, or a legal or federal holiday and (c) if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of an Advance bearing interest at the Benchmark or the determination of the Benchmark, the days on which banks dealing in U.S. Dollar deposits in the interbank market in London, England, Wilmington, Delaware or New York, New York are authorized or required to be closed.
“CAD FX Rate” shall mean, for each date of determination, the closing spot rate for converting Canadian Dollars to U.S. Dollars as published on Reuters or Bloomberg (or such other source acceptable to the Administrative Agent) for the date prior to such date of determination.
“Canadian Cash Transfer Event” means, (a) the expiration of the Reinvestment Period, (b) the occurrence and continuation of any Accelerated Amortization Event, Unmatured Event of Default or Event of Default or (c) as of any date of determination, the amounts on deposit in the U.S. Collection Account shall be (i) less than the U.S. Collection Account Required Amount or (ii) insufficient to pay all amounts then due and owing pursuant to Sections 9.01(i) through 9.01(vii) as of the immediately preceding Payment Date.
“Canadian Collection Account” means the account established at the Canadian Collection Account Bank in the name of the Borrower, which account has been designated as the Canadian Collection Account and which shall at all times be the subject of a Canadian Collection Account Control Agreement.
“Canadian Collection Account Bank” means (a) Bank of Montreal or (b) another Qualified Institution reasonably acceptable to the Administrative Agent.
“Canadian Collection Account Control Agreement” means each agreement in form reasonably acceptable to the Administrative Agent among the Borrower, the Administrative Agent and the Canadian Collection Account Bank over the Canadian Collection Account or such other account as may be applicable from time to time, in each case pursuant to which the Administrative Agent has the right to take dominion and control of the Canadian Collection Account upon the occurrence of an Event of Default.
“Canadian Dollars” means lawful money of Canada.
“Canadian Receivable” means each Receivable sold to the Borrower by the Canadian Seller pursuant to the terms and subject to the conditions set forth in the Canadian Receivable Purchase Agreement.

“Canadian Receivable Purchase Agreement” means (a) the Canadian Receivable Purchase Agreement, by and among the Canadian Seller, the Borrower and the Administrative Agent, in form and substance acceptable to the Administrative Agent or (b) such other receivable purchase agreement among the Canadian Seller, the Borrower and the Administrative Agent, that is in form and substance satisfactory to the Administrative Agent.
“Canadian Seller” means Sezzle Canada Corp., a company formed under the laws of the Province of Nova Scotia.
“Cash Equivalent” has the meaning set forth in the Sponsor Indemnity Agreement.
“Change of Control” means, at any time, the occurrence of one or more of the following events: (a) other than a Permitted Holder, any Person or group (within the meaning of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, as in effect on the date hereof), shall acquire ownership, directly or indirectly, beneficially or of record of the Equity Interests of the Sponsor representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Sponsor, (b) individuals who as of the Closing Date constitute the board of directors of the Sponsor cease for any reason to constitute a majority of the board of directors of or Control (in their capacity as directors) the Sponsor at any time, (c) the Sponsor fails to directly own, legally and beneficially, 100% of the Equity Interests of the Parent at any time, (d) the Sponsor ceases to have the power or authority to Control or direct the management and policies of the Parent at any time, (e) the Parent fails to directly own, legally and beneficially, 100% of the Equity Interests of the Borrower at any time or (f) the Parent ceases to have the power or authority to Control or direct the management and policies of the Borrower at any time.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority.
“Closing Date” means April 19, 2024.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning specified in Section 7.01(a).
“Collateral Effective Time” has the meaning set forth in Section 7.01.
“Collateral Receivable” has the meaning ascribed to such term on Schedule 2 hereto.
“Collection Period” means (a) the period beginning on (and including) the Closing Date and ending on (and including) the last day of April 2024 and (b) each monthly period thereafter.
“Collections” means all cash collections, distributions, payments and other amounts received, and to be received by a Seller, the Servicer, the Backup Servicer or the Borrower, from any Person in respect of any Receivables or any Related Documents.
“Committed Amount” means $300,000,000.

“Committed Facility Amount” means (a) on or prior to the Termination Date, the Committed Amount and (b) following the Termination Date, the outstanding principal balance of all the Advances.
“Competitor” means a competitor of the Borrower or Sponsor listed on Schedule 9, which may be modified by the Borrower from time to time upon the Administrative Agent’s prior written consent (not to be unreasonably withheld).
“Concentration Limitations” means, as of any date of determination, the following limitations applied, without duplication, to the Collateral Receivables owned (or, in relation to a proposed purchase of a Receivable, proposed to be owned) by the Borrower, and in each case in accordance with the procedures set forth in Section 1.04:
(a)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by Canadian Receivables may exceed 15.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(b)    no more than the of such Collateral Receivables represented by Extended Term Receivables, collectively, may exceed 10.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(c)    no more than the aggregate Net Funded Amount of such Collateral Receivables that contain a prepaid finance charge and are Receivables purchased by Sezzle pursuant to the Bank Program Purchase and Sale Agreement where the Obligor of such Receivable is a new customer to Sezzle, collectively, may exceed 15% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(d)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by Past Due Collateral Receivables may exceed 4.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(e)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by any single Merchant (other than the Target Corporation) may exceed 15.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(f)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by Target Corporation may exceed 15.0% of the aggregate of all Collateral Receivables on such date;
(g)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by any Obligor that had not been an Obligor under any previous Receivable and satisfied all the obligations thereunder on or prior to the date the relevant Receivable was originated may exceed 35.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(h)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by any Obligor that had not been an Obligor under any previous Receivable and satisfied all the obligations thereunder (other than any Receivables for which the

Target Corporation is the Merchant) on or prior to the date the relevant Receivable was funded may exceed 35.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(i)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by Rescheduled Receivables may exceed 12.5% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(j)    no more than the aggregate Net Funded Amount of such Collateral Receivables represented by Rescheduled Receivables which the related Obligor has rescheduled an installment payment more than once may exceed 2.5% of the aggregate Net Funded Amount of all Collateral Receivables on such date;
(k)    no more than the aggregate Net Funded Amount of such Collateral Receivables for which the Original Net Funded Amount is greater than $500 (excluding Extended Term Receivables) may exceed 10.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date; and
(l) no more than the aggregate Net Funded Amount of such Collateral Receivables that are Pay-in-Five Receivables represented by any Obligor that had not been an Obligor under any previous Receivable and satisfied all the obligations thereunder on or prior to the date the relevant Pay-in-Five Receivable was originated may exceed 10.0% of the aggregate Net Funded Amount of all Collateral Receivables on such date.
Notwithstanding Section 1.04(d), Collateral Receivables (or portions thereof) that fall into categories (g), (h) and/or (l) will be deemed to fall into all of such categories and not only the category that produces the lowest Borrowing Base.
“Conforming Changes” means, with respect to either the use or administration of SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Required Lenders decide, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Required Lenders decide that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Required Lenders decide, is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent and Release” means a consent and release letter executed by the Administrative Agent in substantially the form of Exhibit D hereto or any other form reasonably acceptable to the Administrative Agent.
“Consolidated Tangible Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as equity on a balance sheet of Sezzle and its consolidated Subsidiaries; provided, however, there shall be excluded therefrom: (a) any amount that appears as an asset on Sezzle’s consolidated balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names and copyrights, (d) loans and advances to any equity holder, director, officer or employee of Sezzle or any Affiliate of Sezzle, and (e) all other assets which are properly classified as intangible assets.
“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, trust agreement, limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization.
“Contract” means, either: (a) a retail installment sale contract or other loan contract executed by an Obligor under which an extension of credit by a Seller or Bank Partner is made in the ordinary course of business to such Obligor, or (b) an agreement between an Obligor and a Seller or Bank Partner for the purpose of financing the purchase of goods and/or services from a Merchant, together, in each case, with the original endorsements or assignments showing the chain of ownership thereof, if any.
“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 12.22.
“Credit Approval Date” means, with respect to any Receivable, the date on which a Seller granted credit approval for the Obligor in accordance with the Credit Guidelines.
“Credit Guidelines” means the credit or underwriting guidelines applicable to the Obligors of the Receivables, listed on Schedule 5, which may be amended, modified or supplemented by the Sponsor subject to Section 5.02(j).

“Current Collateral Receivable” means any Collateral Receivable, other than a Defaulted Collateral Receivable, as to which all scheduled installment payments are less than fifteen (15) days past due.
“Daily Master File” has the meaning set forth in the Backup Servicing Agreement.
“Daily Master Payment File” has the meaning set forth in the Backup Servicing Agreement.
“Data Tape” means a data tape, which shall include with respect to each Collateral Receivable the information set forth on Schedule 7.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Collateral Receivable” means, at any time, a Collateral Receivable or a Vintage Receivable as to which any of the following occurs:
(a)    all or any portion of one or more scheduled installments are past due with respect to such Collateral Receivable or Vintage Receivable for a period of ninety (90) days or more past the scheduled Due Date for such installment payment;
(b)    an Insolvency Event relating to the related Obligor of such Receivable or Vintage Receivable has occurred or such Obligor is deceased;
(c)    the Borrower or the Servicer has determined in good faith in accordance with the Servicing Guide that such Collateral Receivable or Vintage Receivable shall be placed on “non-accrual” status or “not collectible,” or has reserved against it; or
(d)    such Collateral Receivable or Vintage Receivable is charged-off by the Servicer (or would be required to be charged off by the Servicer in accordance with the charge-off policies in the Servicing Guide in effect as of the Amendment and Restatement Closing Date unless the Administrative Agent and the Required Lenders have approved in writing any changes to such charge-off policy following the Amendment and Restatement Closing Date that would result in a Collateral Receivable or Vintage Receivable no longer being subject to charge off).
“Delinquent Collateral Receivable” means any Collateral Receivable other than a Defaulted Collateral Receivable as to which any scheduled installment payment is more than 30 days past due.
“Determination Date” means the last day of each Collection Period.
“Due Date” means each date on which any installment payment is due on a Collateral Receivable in accordance with its terms.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EFTA” means the Electronic Fund Transfer Act and the rules and regulations promulgated thereunder.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership (including beneficial ownership) or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership (including beneficial ownership) or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership (including beneficial ownership) or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership (including beneficial ownership) or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of

ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.
“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions related to Section 412 of the Code) with the Borrower.
“Erroneous Payment” has the meaning set forth in Section 11.08(a).
“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.08(d).
“Erroneous Payment Impacted Class” has the meaning set forth in Section 11.08(d).
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.08(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 6.01.
“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portion (calculated by the Borrower or the Servicer without duplication in accordance with Section 1.04) of the Net Funded Amount of each Collateral Receivable that causes such Concentration Limitations to be exceeded.
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“Existing Obligations” means all Obligations (as defined in the Existing Credit Agreement).
“Existing Credit Agreement” means the Revolving Credit and Security Agreement among the Borrower, the lenders from time to time a party thereto and Bastion Funding IV, LLC as Administrative Agent dated as of October 14, 2022, as amended, supplemented or amended and restated from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed in the case of any Secured Party, by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Obligation pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Obligation or otherwise becomes a party to this Agreement (other than pursuant to an assignment under Sections 2.09(b), 2.11(b) or 12.03(h)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(g), and (d) any U.S. federal withholding Taxes under FATCA.
“Extended Term Receivable” means a Receivable (other than a Pay-in-Five Receivable) for which (a) the related Contract provides for the final scheduled installment payment to be made by the Obligor more than 42 days but less than 120 days after the origination thereof, (b) the Obligor is in compliance with the terms of such Contract and (c) as of the origination date of such Receivable, such Obligor had previously had one or more Receivables outstanding, was always in compliance with the terms of such Receivables and had completed all payments associated with at least 1 (one) Receivable.
“Facility Documents” means this Agreement, the Backup Servicing Agreement, the Borrower LLC Agreement, the Canadian Collection Account Control Agreement, the Canadian Receivable Purchase Agreement, the Parent LLC Agreement, the Parent Pledge and Guaranty Agreement, the Sponsor Indemnity Agreement, the Servicing Agreement, the U.S. Collection Account Control Agreement, the U.S. Receivable Purchase Agreement, and any other agreements, documents, security agreements and other instruments entered into or delivered by or on behalf of the Borrower, the Backup Servicer, the Canadian Collection Account Bank, the Canadian Seller, the Parent, any Payment Processor, the Servicer, the Sponsor, the U.S. Collection Account Bank or the U.S. Seller, in connection with this Agreement or pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Administrative Agent’s security interest in the Collateral.
“FATCA” means Code Sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Administrative Agent in writing. Each determination of the

Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.
“Final Maturity Date” means the earliest of (a) the date that is 36 months from the Amendment and Restatement Closing Date (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Administrative Agent), (b) the date of the acceleration of the Advances pursuant to Section 6.02, or (c) the date on which all Obligations shall have been paid in full (other than contingent indemnity obligations not yet due and owing).
“Floor” means 2.00%.
“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) extend or increase the term of the commitments (other than an increase in the commitment of a particular Lender or addition of a new Lender hereunder agreed to by the relevant Lender(s) and the Administrative Agent pursuant to the terms of this Agreement) or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which interest or premium is payable thereon or any fee is payable hereunder, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter, amend or waive the terms of Section 12.01(b), (g) modify the definition of the term “Required Lenders,” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) extend the Reinvestment Period, (i) change the currency required for payments of Obligations under this Agreement, or (j) alter the pro rata sharing of payments required hereunder.
“Funded Facility Amount” means, on any day, the aggregate principal amount of Advances made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of such Advances.
“Funding Account” means a deposit account directed by the Borrower to the Administrative Agent in writing (email is acceptable).
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, provincial, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.
“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities. For the avoidance of doubt, “Governmental Filings” do not include filings of financing statements under the UCC, the PPSA or comparable laws.
“Indemnified Party” has the meaning specified in Section 12.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Manager” means an individual who is natural person and who: (i) for the five-year period prior to such person’s appointment as Independent Manager has not been, and during the continuation of such person’s service as Independent Manager is not: (A) an employee, director, stockholder, member, manager, partner or officer of the Sponsor or any of its Affiliates (other than such person’s service as an Independent Manager of or Special Member to the Parent or the Borrower); (B) a customer or supplier of the Sponsor or any of its Affiliates (other than such person’s service as an Independent Manager of or Special Member to the Parent or the Borrower); or (C) any member of the immediate family of a person described in the foregoing clause (A) or (B); and (ii) has (A) prior experience as an Independent Manager for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers or Managers) to issuers of securitization or structured finance instruments, agreements or securities.
“Ineligible Collateral Receivable” means, as of any date of determination, a Receivable that is not a Collateral Receivable.
“Information” has the meaning specified in Section 13.03(b).
“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Interest Rate” means, for each Advance outstanding by a Lender; (a) so long as no Accelerated Amortization Event or Event of Default (which has not otherwise been waived by the Required Lenders pursuant to the terms hereof) has occurred and is continuing, and so long as no Benchmark Disruption Event has occurred and is continuing, a rate equal to the Benchmark plus the Margin, and, in the event that a Benchmark Disruption Event has occurred and is continuing, a rate equal to the Base Rate plus the Margin; or (b) upon the occurrence and during the continuance of an Accelerated Amortization Event or an Event of Default (which has not otherwise been waived by the Required Lenders pursuant to the terms hereof), the Interest Rate shall be the sum of the Benchmark or, if a Benchmark Disruption Event has occurred, the Base Rate plus the Post-Default Rate plus the Margin.
“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.
“Lender” means, each lender a party hereto from time to time and “Lenders” means, collectively, all of the foregoing lenders.
“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).
“Margin” means 3.86%.
“Margin Stock” has the meaning specified in Regulation U.
“Material Adverse Effect” means, with respect to any Person, an action or an event that could have a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of such Person, (b) the validity, enforceability or collectability of this Agreement or any other Facility Document against such Person or the validity, enforceability or collectability of the Collateral Receivables generally or any material portion of the Collateral Receivables, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of such Person to perform its obligations under any Facility Document to which it is a party, or (e) the validity, perfection, priority or enforceability of the Administrative Agent’s Lien on the Collateral.
“Material Modification” means, with respect to any Receivable, any amendment, waiver, consent or modification of a Related Document with respect thereto executed or effected after the date on which such Receivable was advanced or otherwise came into existence, that:
(a)    waives, extends or postpones any date fixed for any payment or mandatory prepayment on such Receivable; or
(b)    reduces or forgives any amount of such Receivable.
“Maximum Advance Rate Test” means a test that will be satisfied at any time if the aggregate outstanding principal balance of Advances is less than or equal to  the Maximum Available Amount at such time.
For the avoidance of any doubt, on any Borrowing Date the amount of any Borrowings hereunder against the Maximum Available Amount shall be subject to the satisfaction of the conditions precedent set forth in Section 3.02(b).
“Maximum Advance Rate Test Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing, form of Notice of Withdrawal and form of Notice of Prepayment attached hereto, as such form of Maximum Advance Rate Test Calculation Statement may be modified by the Administrative Agent from time to time to the extent modifications to such form would, in the good faith opinion of the Administrative Agent, improve the accuracy of the calculation of any Maximum Advance Rate Test, and any other calculations necessary to satisfy the conditions precedent to each Borrowing required hereunder.
“Maximum Available Amount” means, at any time, the lesser of:
(a)    the Committed Facility Amount; and
(b)    the Borrowing Base at such time.
For the avoidance of any doubt, on any Borrowing Date the amount of any Borrowings hereunder against the Maximum Available Amount shall be subject to the satisfaction of the condition precedent set forth in Section 3.02(b).
“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Determination Date, and (d) the Amendment and Restatement Closing Date.
“Merchant” means the provider, approved by the Sponsor in accordance with the Credit Guidelines, of goods and services to an Obligor that gives rise to a Receivable.
“Merchant Discount” means, the discount a Merchant provides Sezzle for the applicable product or service as compensation for Sezzle services.
“Minimum Utilization Amount” means an amount of outstanding Advances equal to $50,000,000.

“MLA” means the Military Lending Act, 10 U.S.C. § 987.
“Money” has the meaning specified in Section 1-201(b)(24) of the UCC.
“Monthly Master File” means a detailed master file containing the information necessary for the Backup Servicer to verify the information with respect to the Receivables set forth in the Backup Servicing Agreement in computer readable format reasonably acceptable to the Backup Servicer and the Administrative Agent.
“Monthly Report” has the meaning specified in Section 5.01(g).
“Moody’s” means Moody’s Investors Service, Inc., together with its successors.
“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
“Net Funded Amount” means with respect to any Collateral Receivable, the aggregate cost of the goods or services financed with such Collateral Receivable (the “Total Merchandise Price”) minus (x) the applicable Merchant Discount minus (y) any service fees collected at the time of the origination of such Collateral Receivable minus (z) all principal payments made by the Obligor on such Collateral Receivable (including the initial scheduled Obligor payment (i.e., down payment)).
“Notice of Borrowing” has the meaning specified in Section 2.02.
“Notice of Prepayment” has the meaning specified in Section 2.05.
“Notice of Withdrawal” has the meaning specified in Section 9.02.
“Obligations” means all indebtedness, liabilities and obligations whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement or any other Facility Document, including, but not limited to, all amounts payable by the Borrower in respect of the Advances, with interest thereon, any Refinancing Payment or Termination Payment, Unused Fees and all other amounts payable hereunder.
“Obligor” means, with respect to any Receivable, the individual primarily obligated to pay Collections in respect of such Receivable.
“OFAC” has the meaning specified in Section 4.01(f).
“Original Net Funded Amount” means with respect to any Collateral Receivable, the aggregate cost of the goods or services financed with such Collateral Receivable (the “Total Merchandise Price”) minus (x) the applicable Merchant Discount minus (y) any service fees collected at the time of the origination of such Collateral Receivable minus (z) the initial scheduled Obligor payment (i.e., down payment).

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than a connection arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Facility Document, or sold or assigned an interest in the rights under any Facility Document).
“Other Taxes” has the meaning specified in Section 12.03(b).
“Parent” means Sezzle Funding SPE II Parent, LLC, a Delaware limited liability company.
“Parent LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Parent, dated as of the Closing Date, by and between the Sponsor, as the sole equity member, and Ricardo Orozco, as Independent Manager.
“Parent Pledge and Guaranty Agreement” means that certain Pledge and Guaranty Agreement made by the Parent for the benefit of the Administrative Agent, dated as of the Closing Date, and acknowledged by the Borrower.
“Participant” has the meaning specified in Section 13.02(h).
“Participant Register” has the meaning specified in Section 13.02(i).
“Past Due Collateral Receivable” means any Collateral Receivable other than a Defaulted Collateral Receivable as to which all or any portion of any scheduled installment payments are past due more than fifteen (15) days, but less than thirty (30) days with respect to such Collateral Receivable.
“PATRIOT Act” has the meaning specified in Section 12.16.
“Pay-in-Five Product” means a buy now pay later product offered by Sezzle pursuant to which the Obligor makes an initial down payment and then four payments thereafter.
“Pay-in-Five Receivable” means a Receivable for the Pay-in-Five Product.
“Pay-in-Four Product” means a buy now pay later product offered by Sezzle pursuant to which the Obligor makes an initial down payment and then three payments thereafter.
“Pay-in-Four Receivable” means a Receivable for the Pay-in-Four Product.
“Payment Date” means, with respect to any Collection Period, the Thursday following the end of such Collection Period; provided that, if any such day is not a Business Day, then such date shall be the next succeeding Business Day.
“Payment Processor” means one or more Persons processing automated clearinghouse (ACH) payments between an Obligor and the Servicer.

“Payment Recipient” has the meaning specified in Section 11.08(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“Percentage” means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor or as such amount is either reduced or increased pursuant to Section 12.01(b)(iii), or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor or as such amount is either reduced or increased pursuant to Section 12.01(b)(iii).
“Permitted Holder” means Charles Ghassan Youakim and Continental Investment Partners.
“Permitted Liens” means: (a) Liens created in favor of the Administrative Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens in favor of the Borrower pursuant to any Receivable Purchase Agreement; (c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; and (d) in connection with maintaining deposit accounts established in accordance with this Agreement, bankers’ liens, rights of setoff and similar Liens granted to financial institutions maintaining such accounts.
“Permitted Sale” means, subject to compliance with Section 8.02, any sale by Borrower of (a) Receivables in connection with the repurchase by a Seller of a Receivable if required pursuant to the applicable Receivable Purchase Agreement, (b) Ineligible Collateral Receivables; provided that such sales are made without representation, warranty or recourse of any kind by the Borrower (other than customary representations regarding title and absence of liens on such Ineligible Collateral Receivables, and the status of the Borrower, due authorization, enforceability, no conflict and no required consents in respect of such sale) and provided further that any such sales to Sezzle or its Affiliates shall be limited to an aggregate amount not in excess of 10% of the aggregate principal amount of Advances at such time, or (c) Collateral Receivables with the prior written consent of the Administrative Agent and the Required Lenders; provided, however, that no sale of any Receivables shall be a Permitted Sale if an Event of Default exists, or immediately following such sale, the Maximum Advance Rate Test is no longer satisfied; provided further that no sale of Receivables shall be a Permitted Sale if the Administrative Agent has provided notice within two (2) Business Days of receipt of notice pursuant to Section 8.02(a) of this Agreement that such sale will, as reasonably determined by Administrative Agent, result in a materially adverse selection of Receivables to remain in the Borrowing Base following such sale.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.
“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
“Post-Default Rate” means 3.00% per annum.
“PPSA” means for any province or territory of Canada, the Personal Property Security Act in force in such province and territory.
“Priority of Payments” has the meaning specified in Section 9.01.
“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).
“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC or the PPSA, as applicable, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.
“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.
“Projections” has the meaning specified in Section 13.03(b).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Date” means, with respect to any Receivable, the date on which such Receivable was sold by a Seller to the Borrower under a Receivable Purchase Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 12.22.
“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(A) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (B) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or

(C) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.
“Receivable” means any amounts owed by an Obligor under a Contract.
“Receivable Assignment” means an assignment delivered by the applicable Seller to the Borrower and the Administrative Agent, in the form attached to each Receivable Purchase Agreement or such other form reasonably acceptable to the Administrative Agent.
“Receivable Schedule” means a listing (which shall be in the form of an electronic data tape or other medium in each case reasonably acceptable to the Administrative Agent) of all Receivables which are proposed to be sold to the Borrower on a Purchase Date (or in the case of a Quebec Purchased Receivable (as defined in the Canadian Receivable Purchase Agreement) after the initial Purchase Date, each such Receivable originated after delivery of the prior Receivable Schedule under the Canadian Receivable Purchase Agreement), together with the information listed on Schedule 7 to this Agreement and such other information that is reasonably requested by the Administrative Agent from time to time, as such listing may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Receivable Purchase Agreements.
“Receivable Purchase Agreements” means the Canadian Receivable Purchase Agreement and the U.S. Receivable Purchase Agreement.
“Reference Time” with respect to any determination of the Benchmark means the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.
“Register” has the meaning specified in Section 13.02(g).
“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulatory Change” has the meaning specified in Section 2.09(a).
“Regulatory Event” means any one of the following events:
(a)    a “Level One Regulatory Event”, which shall comprise (i) the commencement by any Governmental Authority of any formal inquiry or investigation (which, for the avoidance of doubt, shall not include any Routine Inquiry), and/or any legal action or proceeding, against any of Borrower, any Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable) or any of their respective Affiliates, (ii) the filing of any class action or similar lawsuit which (A) has certified a class and (B) alleges a violation of laws, rules or regulations against any of Borrower, any Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable) or any of their respective Affiliates, in either case, challenging its authority, respectively, to originate, hold, own, service, collect, pledge or enforce any Receivable or the related Contract and/or Related Documents evidencing such Receivable, or otherwise alleging any non-compliance by any of Borrower, any Bank Partner, Parent, Seller, Servicer

(including any sub-servicer, if applicable) or any of their respective Affiliates with any Applicable Laws of any state or the United States federal government related to originating, holding, collecting, pledging, servicing or enforcing such Receivable, which is not released, dismissed or terminated in a manner acceptable to Administrative Agent within forty-five (45) calendar days of commencement thereof or (iii) any Change in Law with respect to one or more jurisdictions that would, with respect to such jurisdictions (x) adversely affect the authority Borrower, any Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable) or any of their respective Affiliates to originate, hold, own, service, collect, administer, pledge or enforce any Receivable, (y) result in actionable non-compliance by any Borrower, any Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable) or any of their respective Affiliates with any Applicable Law related to originating, holding, owning, servicing, collecting, administering, pledging or enforcing any Receivable or (z) adversely relates to the operation of the business of Borrower, any Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable) or any of their respective Affiliates; or
(b)    a “Level Two Regulatory Event”, which shall comprise the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any Borrower, any Bank Partner, Parent, Seller, or Servicer (including any sub-servicer, if applicable) or any of their respective Affiliates related in any way to the administering, originating, holding, pledging, collecting, servicing or enforcing of any Receivable, or otherwise rendering any Contract and/or Related Documents unenforceable;
provided, that upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Agent in its sole discretion and confirmed by written notice from Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Level One Regulatory Event and/or Level Two Regulatory Event, as applicable, for such Governmental Authority shall cease to exist immediately upon such determination by Agent.
“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) the Scheduled Reinvestment Period Termination Date, (b) the occurrence of an Accelerated Amortization Event, and (c) the Final Maturity Date.
“Refinancing Payment” has the meaning specified in Section 2.06.
“Related Documents” means, with respect to any Receivable, the Contract, each document evidencing the payment of the relevant purchase price or other amounts due to the Merchant by a Seller or the amounts due the Bank Partner or a Seller by the applicable Obligor, each written invoice or other contract and all agreements or documents evidencing, governing, giving rise or relating to such Receivable under which a sale of goods or services is made by the Merchant to an Obligor, any bill of sale or assignment agreement delivered pursuant to a Receivable Purchase Agreement, as more fully described in each Receivable Purchase Agreement, and which shall include, without limitation all amendments with respect to each such document and, within two (2) Business Days following the request of the Administrative Agent, any endorsements or assignments thereof to the Administrative Agent or its transferees.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reporting Date” means the date that is three (3) Business Days prior to each Payment Date.
“Requested Amount” has the meaning specified in Section 2.02.
“Required Lenders” means, as of any date of determination,
(a)    first, if any Advances are then outstanding, one or more Lenders having Advances in an amount greater than 50% of the aggregate outstanding principal amount of all Advances; and
(b)    second, if no Advances are then outstanding, and the availability of the Advances has not been terminated hereunder, one or more Lenders holding in the aggregate more than 50% of the aggregate Percentages of all Lenders.
“Rescheduled Receivable” means a Collateral Receivable under which the Obligor has initiated his or her first rescheduling of the remaining installment payments due under such Receivable in accordance with the terms of the related Contract.
“Rescheduling Fee” means a fee imposed by the Servicer to enable the Obligor to defer an installment payment.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, president, senior vice president, vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee or the administrator of the trust, acting on behalf of such trust in its capacity as trustee, and (e) in the case of the Administrative Agent, an officer of the Administrative Agent responsible for the administration of this Agreement.
“Restricted Payments” means the declaration of any distribution or dividends or the payment of any other amount (including in respect of redemptions permitted by the Constituent Documents of the Borrower) to any beneficiary or other equity investor in the Borrower on account of any Equity Interest in respect of the Borrower, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any Equity Interest in the Borrower or of any warrants, options or other rights to acquire the same (or to make any “phantom stock” or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any Equity Interest in respect of the Borrower.
“Routine Inquiries” means, any inquiry, request, examination or review, by a Governmental Authority that is conducted in the ordinary course of such Governmental Authority’s supervisory, regulatory or information-gathering functions, including but not limited to routine supervisory examinations, compliance reviews and follow-up information requests, and that (a) do not allege or assert a violation of applicable law against the Borrower, Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable or any of their respective Affiliates), (b) does not constitute a formal investigation or enforcement proceeding against the Borrower, Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable or any of their respective Affiliates), or (c) is not reasonably expected to result in enforcement action, legal proceedings or a Material Adverse Effect against the Borrower, Bank Partner, Parent, Seller, Servicer (including any sub-servicer, if applicable) or any of their respective Affiliates.
“S&P” means S&P Global Ratings.
“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions, including a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, including the “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctions Laws” means, collectively, (a) the rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC or the U.S. Department of State; and (b) any other Applicable Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time.

“Scheduled Reinvestment Period Termination Date” means the date that is 30 months from the Amendment and Restatement Closing Date or such later date as may be agreed by the Borrower and each of the Lenders in writing and notified in writing to the Administrative Agent.
“Subordination Agreement” a subordination agreement in form and substance acceptable to the Administrative Agent.
“SCRA” means the Servicemembers Civil Relief Act, 50 U.S.C. §§ 3901-4043.
“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.
“Seasoned Vintage” means on any date any Vintage that is comprised of Collateral Receivables that have all been originated not less than 90 days prior to such date.
“Secured Parties” means the Administrative Agent, the Lenders, any Affected Person and each Indemnified Party and their respective permitted successors and assigns.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“Sellers” means the Canadian Seller and the U.S. Seller.
“Servicer” means Sezzle, in its capacity as servicer under the Servicing Agreement, or any Backup Servicer under the Backup Servicing Agreement.
“Servicer Event of Default” means (a) a “Servicer Event of Default” as such term is defined in the Servicing Agreement or (b) a Regulatory Event that causes a Material Adverse Effect on the Servicer.
“Servicer Fee” means, for each Collection Period, a fee payable to the Servicer in arrears on each Payment Date (in accordance with the Priority of Payments) in an amount equal to the amount provided for in the Servicing Agreement.
“Servicing Agreement” means (a) the Servicing Agreement, dated as of the Closing Date, by and among the Borrower, the Servicer and the Administrative Agent or (b) any servicing agreement among the Borrower, the Administrative Agent and the Backup Servicer, as successor servicer, or a successor servicer that is approved in writing by the Administrative Agent.
“Servicing Commencement Notice” has the meaning set forth in the Backup Servicing Agreement.
“Servicing Guide” means the servicing guide or program requirements of the Servicer attached as Schedule 6, which may be amended, modified or supplemented by the Servicer from time to time in accordance with the Section 5.02(j).

“Sezzle” means Sezzle Inc., a Delaware public benefit corporation.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Amendment and Restatement Closing Date and reflected in any of its financial projections; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York or other Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Sponsor” means Sezzle.
“Sponsor Indemnity Agreement” means the Limited Guaranty and Indemnity Agreement by the Sponsor, as limited guarantor, for the benefit of the Administrative Agent, dated as of the Closing Date.
“Sponsor Indemnity Event of Default” has the meaning assigned to “Limited Guaranty Event of Default” in the Sponsor Indemnity Agreement.
“Subject Laws” has the meaning specified in Section 4.01(f).
“Supported QFC” has the meaning specified in Section 12.22.
“Syndication” has the meaning specified in Section 13.02(a).
“Taxes” means all present or future taxes, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and all liabilities (including penalties, additions, interest and expenses) with respect thereto.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Required Lenders).

“Term SOFR Reference Rate” means the forward-looking term rate based on 3-month term SOFR as published by the Term SOFR Administrator; provided that, if the Term SOFR Reference Rate would be less than the Floor, then the Term SOFR Reference Rate will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents. The Term SOFR Reference Rate shall initially be the Term SOFR Reference rate in effect on the date hereof and shall thereafter be reset to the Term SOFR Reference rate in existence on the first Business Day of the next succeeding month.
“Termination Date” means the last day of the Reinvestment Period or, if the Reinvestment Period has been reinstated, the last day of such reinstated Reinvestment Period; provided that, if the Termination Date would otherwise not be a Business Day, then the Termination Date shall be the immediately succeeding Business Day.
“Termination Payment” has the meaning specified in Section 2.06.
“Total Merchandise Price” has the meaning set forth in the definition of “Net Funded Amount.”
“UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unmatured Event of Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.
“Unused Fee” means, for any period during the Reinvestment Period, the product of (a) 0.50%, and (b) the greater of (i) zero and (ii) the excess of (A) the average of the Committed Facility Amount during such period over (B) the average outstanding principal amount of all Advances during such period, and (c) a fraction, the numerator of which is the number of days in such period and the denominator of which is 360.

“U.S.” means the United States of America.
“U.S. Collection Account” means the account established at the U.S. Collection Account Bank in the name of the Borrower, which account has been designated as the U.S. Collection Account and which shall at all times be the subject of a U.S. Collection Account Control Agreement.
“U.S. Collection Account Bank” means (a) Synovus Bank or (b) another Qualified Institution reasonably acceptable to the Administrative Agent.
“U.S. Collection Account Control Agreement” means each agreement in form reasonably acceptable to the Administrative Agent among the Borrower, the Administrative Agent and the U.S. Collection Account Bank establishing “control” within the meaning of the UCC over the U.S. Collection Account or such other account as may be applicable from time to time.
“U.S. Collection Account Required Amount” means, as of any date of determination, the greater of (a) an amount sufficient to cover accrued interest and fees due at the next Payment Date and (b) $20,000.
“U.S. Dollars” and “$” mean lawful money of the United States of America.
“U.S. Receivable” means each Receivable sold to the Borrower by the U.S. Seller pursuant to the terms and subject to the conditions set forth in the U.S. Receivable Purchase Agreement.
“U.S. Receivable Purchase Agreement” means (a) the U.S. Receivable Purchase Agreement, dated as of the Closing Date, by and among the U.S. Seller and the Borrower, in form and substance acceptable to the Administrative Agent or (b) such other receivable purchase agreement among the U.S. Seller and the Borrower, that is in form and substance satisfactory to the Administrative Agent.
“U.S. Seller” means Sezzle.
“U.S. Special Resolution Regimes” has the meaning specified in Section 12.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 12.03(g).
“Vintage” means with respect to any pool of Receivables originated by Borrower, the pool of all Receivables originated by Borrower during a particular calendar month. For the avoidance of doubt, as the context requires, “Vintage” shall also be deemed to refer independently to (x) a pool of Pay-in-Five Receivables originated by Borrower during a particular calendar month and/or (y) a pool of Pay-in-Four Receivables originated by Borrower during a particular calendar month.
“Vintage Receivable” means each Receivable originated by a Seller in the ordinary course of business in accordance with the Credit Guidelines during a particular calendar month.
“Weighted Average Loss Rate” means, with respect to any Vintage of Receivables, the ratio of (x) the Net Funded Amount of all Receivables in such Vintage that became greater than

30 days past due at any time following the origination of such Receivables, divided by (y) the Net Funded Amount of all Receivables in such Vintage as of the origination date of such Receivables, calculated on a weighted average basis.
“Withdrawal Date” has the meaning specified in Section 9.02.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (a) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, and “or” is not exclusive, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (c) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (f) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (g) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (h) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (i) each reference to time without further specification shall mean New York City Time.

Section 1.03Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding.” Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.
Section 1.04Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Receivables, and with respect to the income that can be earned on any other amounts that may be received for deposit in the Canadian Collection Account or the U.S. Collection Account, as applicable, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Agreement, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.
(a)References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.
(b)For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Delinquent Collateral Receivables, Defaulted Collateral Receivables and Ineligible Collateral Receivables shall be deemed to have a Net Funded Amount equal to zero.
(c)For purposes of calculating compliance with any Concentration Limitation based on the “weighted average”, “weighted average” shall mean, as of any date of determination with respect to all Collateral Receivables, the ratio (expressed as a number) obtained by summing the products (a) the original term to maturity of such Receivable, as applicable, times (b) the Net Funded Amount of such Collateral Receivable, and (c) dividing such sum by the aggregate Net Funded Amount of all Collateral Receivables as of such date of determination.
(d)Determinations of the Collateral Receivables, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the lowest Borrowing Base at the time of determination, it being understood that a Collateral Receivable (or portion thereof) that falls into more than one such category of Collateral Receivables will, unless specified otherwise, be deemed, solely for purposes of such determinations, to fall only into the category that produces the lowest such Borrowing Base at such time (without duplication).
(e)For the purposes of calculating compliance with each of the Concentration Limitations, all calculations will be rounded to the nearest 0.01%, with 0.005% rounded upwards.
(f)Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations (including the Net Funded Amount, Original Net Funded Amount and Excess Concentration Amount of any Collateral Receivable) under this Agreement shall be in

U.S. Dollars (giving effect to the CAD FX Rate, if applicable). For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than U.S. Dollars or Canadian Dollars shall be valued at zero.
(g)References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Receivable include references to the Borrower’s acquisition of such Collateral Receivable by way of a sale from a Seller under a Receivable Purchase Agreement.
Section 1.05Divisions. For all purposes under the Facility Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE II

ADVANCES
Section 2.01Revolving Credit Facility.
(a)On the terms and subject to the conditions herein set forth, including Article III, each Lender severally agrees to make loans to Borrower (each, an “Advance”) from time to time on any Business Day during the period from the Amendment and Restatement Closing Date until but excluding the Termination Date, on a pro rata basis in each case based on and limited to the Percentage applicable to such Lender and, as to all Lenders, in an amount that would not cause the aggregate principal balance of all Advances to exceed the Maximum Available Amount as then in effect. No Lender shall make any Advance or portion thereof if it would cause the aggregate outstanding principal amount of the Advances to exceed the Maximum Available Amount as then in effect.
(b)Each such borrowing under this Section 2.01 of an Advance on any single day is referred to herein as a “Borrowing.” Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.
Section 2.02Making of the Advances. (a) Subject to the terms and conditions of Section 2.01, if the Borrower desires to request a Borrowing under this Agreement, the Borrower shall give the Administrative Agent a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 12:00 p.m. (New York City time) at least three (3) Business Days prior to the day of the requested Borrowing. A Notice of Borrowing received after 12:00 p.m. (New York City time) shall be deemed received on the following Business Day.
Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.02, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Advance requested to be made as part of the requested

Borrowing. Each Notice of Borrowing shall be substantially in the form of Exhibit A-1 hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, shall attach a Maximum Advance Rate Test Calculation Statement and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling prior to the Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $2,500,000 (or, less, if agreed to by the Administrative Agent and the Lenders in their sole and absolute discretion).
Unless otherwise permitted by the Administrative Agent and each of the Lenders in their sole and absolute discretion, there shall be no more than one (1) Borrowing Date per two calendar weeks.
(b)Funding by Lenders. Subject to the terms and conditions herein, each Lender providing an Advance shall make its Percentage (as such Percentage may be reduced or increased from time to time in accordance with the terms hereof) of the applicable Requested Amount on each Borrowing Date (x) by wire transfer of immediately available funds by 11:00 a.m. on such Borrowing Date to the Administrative Agent pursuant to wiring instructions provided by the Administrative Agent and the Administrative Agent will hold and pay such funds to the Borrower by wire transfer of immediately available funds by 2:00 p.m. on such Borrowing Date to the Funding Account, on behalf of the Lenders or (y) if requested in writing (email is acceptable) by the Administrative Agent, by wire transfer of immediately available funds by 2:00 p.m. on such Borrowing Date directly to the Funding Account pursuant to wiring instructions provided by the Administrative Agent.
(c)Presumption by the Administrative Agent. The Administrative Agent may not assume that a Lender has made or will make its Percentage of any applicable Requested Amount and shall not be obligated to make available to the Borrower a corresponding amount unless the Administrative Agent has received from all Lenders the funds corresponding to their relevant Percentages with respect to the applicable Requested Amount.
(d)Minimum Advances. The initial Advance shall not be less than $50,000,000. The amount of each Advance requested by the Borrower thereafter shall not be less than the difference of the Minimum Utilization Amount less the aggregate principal amount of all outstanding Advances at such time. The Borrower hereby irrevocably instructs each Lender to make Advances to the U.S. Collection Account or the Canadian Collection Account, as directed by the Borrower, after the date hereof, in an amount equal to such Lender’s Percentage of the amount necessary to ensure that the outstanding principal balance of Advances, at any time prior to the Termination Date, are not less than $50,000,000.
Section 2.03Evidence of Indebtedness.
(a)Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided, however, that in case of a conflict between the records of the

Administrative Agent and those of such Lender, the records of the Administrative Agent shall prevail absent manifest error.
(b)Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Notwithstanding anything to the contrary herein, the Administrative Agent shall be responsible for calculating and confirming any and all amounts due, interest, compliance with financial covenants, eligibility criteria and each other trigger or rate hereunder and under the other Facility Documents and each such calculation and confirmation shall be conclusive and binding for all purposes, absent manifest error.
(c)Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances and other Obligations hereunder in accordance with the terms of this Agreement.
Section 2.04Payment of Principal, Interest and Certain Fees. The Borrower shall pay principal and interest on the Advances as follows:
(a)100% of the outstanding principal amount of each Advance, together with all accrued and unpaid interest thereon, shall be due and payable on the Final Maturity Date.
(b)Interest shall accrue on the greater of (x) the unpaid principal amount of each Advance from the date of such Advance or (y) the Minimum Utilization Amount until such principal amount is paid in full at an annual rate equal to the Interest Rate.
(c)Interest accrued during any calendar month on the outstanding principal balance of the Advances shall be due and payable on the first Payment Date in the next succeeding calendar month commencing in May 2024. Principal shall be paid to the extent provided in Section 9.01 on each Payment Date.
(d)Subject to clause (e) below, the obligation of the Borrower to pay the Obligations, including, but not limited to, the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances, accrued interest thereon, to pay the Lenders the Refinancing Payment, Termination Payment, and Unused Fees, and to pay any other fees as set forth hereunder, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.14 and Article IX) and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person (other than a defense that payment was made).
(e)As a condition to the payment of interest on any Advance, and principal of any Advance, any Refinancing Payment or Termination Payment, any Unused Fees and any

other amounts due pursuant to the Facility Documents without the imposition of withholding tax, the Borrower or the Administrative Agent may require certification acceptable to it to enable the Borrower and the Administrative Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States of America and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.
(f)Unused Fees shall accrue from the Closing Date until the Termination Date and shall be payable by the Borrower to the Lenders in arrears on each Payment Date for the immediately preceding Collection Period in accordance with the Priority of Payments.
Section 2.05Prepayment of Advances.
(a)Optional Prepayments. On any date on or after the Closing Date, Borrower may, from time to time on any Business Day, subject to payment of any Refinancing Payment or Termination Payment required pursuant to Section 2.06 and maintaining the required minimum outstanding Advances pursuant to Section 2.02(d), voluntarily prepay any outstanding Advances in whole or in part, together with all amounts due pursuant to Sections 2.04(c) and 2.10; provided that the Borrower shall have delivered to the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit B hereto by no later than 1:00 p.m. at least two (2) Business Days prior to the day of such prepayment. Any Notice of Prepayment received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next Business Day. Upon receipt of such Notice of Prepayment, the Administrative Agent shall promptly, but in any event, no later than 1:00 p.m. at least one (1) Business Day prior to the date of such prepayment, notify each Lender. Each such Notice of Prepayment shall be irrevocable and effective upon the date received and shall be dated the date such notice is given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $2,500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (including, but not limited to, any Refinancing Payment or Termination Payment). The Borrower shall make the payment amount specified in such notice by wire transfer of immediately available funds by 11:00 a.m. on the date of prepayment to the account of the Administrative Agent, which will hold the funds on behalf of the Lenders. To the extent payment was made to the Administrative Agent, the Administrative Agent promptly will make such payment amount specified in such notice available to each Lender in the amount of each Lender’s Percentage of the payment amount by wire transfer to such Lender’s account. Any funds for purposes of a voluntary prepayment received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next Business Day. For the avoidance of any doubt, the Borrower may only provide a Notice of Prepayment to prepay Advances that are outstanding on the date such Notice of Prepayment is delivered and may not provide a Notice of Prepayment to prepay any future Advances.

(b)Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Section 2.10 and applied to the Advances in accordance with the relevant Lenders’ respective Percentages.
(c)Interest on Prepaid Advances. The Borrower shall pay all accrued and unpaid interest on the Advances that are prepaid on the date of such prepayment.
Section 2.06Refinancing Payment and Termination Payment.
(a)If the Borrower refinances this Agreement prior to the expiration of 24 months after the Amendment and Restatement Closing Date, the Borrower shall pay to the Administrative Agent, for the pro rata benefit and account of each Lender, additional interest as a make whole to Lenders equal to the product of: (1) the then existing Interest Rate divided by TWELVE (12); (2) the outstanding principal amount of the Advances being prepaid; and (3) the number of full months from the date of such refinancing until the twenty-four month anniversary of the Amendment and Restatement Closing Date (the “Refinancing Payment”). The Refinancing Payment shall be due and payable on the date of such refinancing. For the avoidance of doubt, no such Refinancing Payment shall be due and payable by the Borrower if the Borrower refinances this Agreement on or after the twenty-four month anniversary of the Amendment and Restatement Closing Date.
(b)If the Borrower terminates this Agreement prior to the expiration of 24 months after the Amendment and Restatement Closing Date for any reason other than a refinancing, the Borrower shall pay to the Administrative Agent, for the pro rata benefit and account of each Lender a Termination Fee of 3% of the then outstanding Loan balance, if terminated prior to the one (1) year anniversary of the Amendment and Restatement Closing Date, or to the extent such termination occurs after the one (1) year anniversary of the Amendment and Restatement Closing Date and prior to the two 2) year anniversary of the Amendment and Restatement Closing Date, 2% of the then outstanding Loan balance (the “Termination Payment”). The Termination Payment shall be due and payable on the date of such termination. For the avoidance of doubt, no such Termination Payment shall be due and payable by the Borrower if the Borrower terminates this Agreement on or after the twenty-fourth month anniversary of the Amendment and Restatement Closing Date.
(c)In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of refinancing or termination of this Agreement, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, the Refinancing Payment and Termination Payment constitute liquidated damages which shall be due and payable upon such date. The Borrower hereby waives any defense to payment other than payment on performance, whether such defense may be based in public policy, ambiguity, or otherwise. The Borrower and the Lenders acknowledge and agree that any Refinancing Payment and Termination Payment due and payable hereunder shall not constitute unmatured interest, whether under Section 502(b)(3) of the Bankruptcy Code or otherwise. The Borrower further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation.

(d)Any amount payable under this Section 2.06 that is not paid when due shall bear interest at the rate set forth under clause (b) of “Interest Rate” from the date such amount is due until the date paid, in accordance with this Section 2.06.
Section 2.07Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.
Section 2.08Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor or make payments pursuant to Section 11.04 shall not relieve any other Lender of its obligation to make its Advance on such date or make such payments, the Administrative Agent shall not be responsible for the failure of any Lender to make any Advance or make such payments, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender or to make such payments under Section 11.04.
Section 2.09Increased Costs. (a) If (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law or GAAP or other applicable accounting policy after the date hereof, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof (a “Regulatory Change”):
(A)shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest on the Advances), special deposit or similar requirement against assets of any Affected Person, deposits or obligations with or for the account of any Affected Person or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board to be an Affiliate) of any Affected Person, or credit extended by any Affected Person;
(B)shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Person;
(C)shall subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(D)shall impose any other condition (other than Taxes) affecting any Advance owned or funded in whole or in part by any Affected Person, or its obligations or rights, if any, to make Advances or to provide funding therefor;
(E)shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges; or
(F)shall cause an internal capital or liquidity charge or other imputed cost to be assessed upon any Affected Person which, in the sole discretion of such Affected Person, is allocable to the Borrower or to the transactions contemplated by this Agreement;
and the result of any of the foregoing is or would be
(x)    to increase the cost to or to impose a cost on an Affected Person funding or making or maintaining any Advance, or
(y)    to reduce the amount of any sum received or receivable by an Affected Person under this Agreement, or
(z)    in the sole determination of such Affected Person, to reduce the rate of return on the capital of an Affected Person as a consequence of its obligations hereunder, then within thirty (30) days after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand), the Borrower shall pay directly to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional or increased cost or such reduction. For the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (ii) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” as updated from time to time (“Basel II”); (iii) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including any publications addressing the liquidity coverage ratio (“LCR”) or the supplementary leverage ratio (“SLR”); or (iv) any implementing laws, rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the Dodd Frank Act, Basel II or Basel III (whether or not having the force of law), and in each case all rules and regulations promulgated thereunder or issued in connection therewith shall be deemed to have been introduced after the Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Persons as of the Closing Date, regardless of the date enacted, adopted or issued, and such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or liquidity or reduced return in accordance with the Priority of Payments. The Borrower acknowledges that this Section 2.09 permits the Affected Person to institute measures in anticipation of a Regulatory Change (including the imposition of internal charges on the Affected Person’s interests or obligations under this Agreement), and allows the Affected Person to commence allocating charges to or seeking compensation from the Borrower under this Section 2.09 in connection with such measures (such amounts being referred to as “Early

Adoption Increased Costs”), in advance of the effective date of such Regulatory Change, and the Borrower agrees to pay such Early Adoption Increased Costs to the Affected Person following demand therefor without regard to whether such effective date has occurred. If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.
(b)Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clause (a) of this Section 2.09, such Lender will (i) use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Person would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 2.09 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Advances through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Advances or the interests of such Lender.
(c)Failure or delay on the part of an Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.
Section 2.10Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances occurs on a date that is not the last day of the relevant interest accrual period, or (iii) as a consequence of any other default by the Borrower to repay its Advances when required by the terms of this Agreement. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Administrative Agent and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11Illegality; Inability to Determine Rates.
(a)Notwithstanding any other provision in this Agreement, in the event of a Benchmark Disruption Event, then the affected Lender shall promptly notify the Administrative Agent and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Benchmark shall be suspended until such time as such Lender may again make and maintain Advances based on the Benchmark and the Advances of each interest accrual period in which such Person owns an interest shall either (1) if such Lender may lawfully continue to maintain such Advances at the Benchmark until the last day of the applicable interest accrual period, be reallocated on the last day of such interest accrual period to another interest accrual period in respect of which the Advances allocated thereto accrues interest determined other than with respect to the Benchmark or (2) if such Lender shall determine that it may not lawfully continue to maintain such Advances at the Benchmark until the end of the applicable interest accrual period, such Lender’s share of the Advances allocated to such interest accrual period shall be deemed to accrue interest at the Base Rate from the effective date of such notice until the end of such interest accrual period.
(b)Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Benchmark pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Benchmark; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.
(c)If, prior to the first day of any interest accrual period or prior to the date of any Advance, as applicable, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Benchmark for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Benchmark with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Benchmark shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.
Section 2.12Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent, Required Lenders and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from any Lender.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Required Lenders will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d). Any determination, decision or election that may be made by the Administrative Agent, or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12 including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from another party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.12.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Required Lenders may modify the terms of this Agreement for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Required Lenders may modify the terms of this Agreement for all Benchmark settings at or after such time to reinstate such previously removed tenor.
Section 2.13Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case maybe, as to such obligations, all as though such payment had not been made.

Section 2.14Post-Default Interest or Post-Reinvestment Period Interest. The Borrower shall pay interest on all Obligations that are not paid when due for the period from the due date thereof until the date the same is paid in full at the rate set forth under clause (b) of “Interest Rate”. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.
Section 2.15Payments Generally.
(a)All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower to the Administrative Agent for the account of the applicable recipient in U.S. Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Administrative Agent and each Lender shall provide wire instructions to the Borrower and the Administrative Agent. Payments must be received by the Administrative Agent for the account of the Lenders on or prior to 3:00 p.m. on a Business Day; provided that, payments received by the Administrative Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. To the extent payment was made to the Administrative Agent, the Administrative Agent promptly will make such payment amount available to each Lender on a pro rata basis based on the amount due and owed to each Lender at such time by wire transfer to such Lender’s account.
(b)Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed. In computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Advance. All computations made by the Administrative Agent under this Agreement shall be conclusive absent manifest error.
Section 2.16Additional Funding. Upon request of the Borrower, Lenders, on a pro rata basis based on their existing Percentage as of any date of determination, shall have the exclusive right but no obligation to increase the Committed Amount by an aggregate amount of SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00) on the terms and conditions set forth in the Facility Documents. Nothing in this Section shall require the Lenders to increase the Committed Amount. Any such increase shall be in increments of FIVE MILLION DOLLARS ($5,000,000).
ARTICLE III

CONDITIONS PRECEDENT
Section 3.01Conditions Precedent to this Agreement. This Agreement shall become effective on the Amendment and Restatement Closing Date once the Administrative Agent shall have received the following, each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;
(b)true and complete copies of the Constituent Documents of the Borrower, the Parent, the Servicer, each Seller and the Sponsor as in effect on the Amendment and Restatement Closing Date;
(c)true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement;
(d)a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action required under its Constituent Documents to approve the entering into by the Borrower of this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Amendment and Restatement Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (iv) that no Unmatured Event of Default, Event of Default or Accelerated Amortization Event has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;
(e)a certificate of a Responsible Officer of the Parent certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action required under its Constituent Documents to approve the Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Amendment and Restatement Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (iv) that no default under the Parent Pledge and Guaranty Agreement has occurred and is continuing and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;
(f)a certificate of a Responsible Officer of the Sponsor certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action required under its Constituent Documents to approve the Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Amendment and Restatement Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (iv) that no Sponsor Indemnity Event of Default or Servicer Event of Default has occurred and is continuing and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;
(g)a certificate of a Responsible Officer of the Canadian Seller certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action required under its Constituent Documents to approve the Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Amendment and Restatement Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), and (iv) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;
(h)proper financing statements, duly filed under the UCC or the PPSA, as applicable, in all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the Liens on the Collateral contemplated by this Agreement and each Receivable Purchase Agreement;
(i)copies of proper financing statements, financing change statements or discharges, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any Seller;
(j)legal opinions (addressed to each of the Secured Parties) of Taft Stettinius & Hollister LLP and Carter Ledyard & Milburn LLP, counsel to the Borrower, the Parent, the Servicer, the Sponsor and the U.S. Seller, covering such matters as the Administrative Agent and its counsel shall reasonably request, including but not limited to enforceability, authority, no conflicts, Investment Company Act, substantive consolidation, true sale matters, UCC matters and an opinion to the effect that the Borrower is not a “covered fund” for purposes of the Volcker Rule;
(k)evidence reasonably satisfactory to it that the Canadian Collection Account and the U.S. Collection Account shall have been established;
(l)evidence that (x) all fees to be received by the Administrative Agent and each Lender on or prior to the Amendment and Restatement Closing Date (including a renewal fee in the amount equal to $862,500) have been received; and (y) the accrued reasonable and documented fees and expenses of Winston & Strawn LLP and McCarthy Tétrault LLP, each as counsel to the Administrative Agent, in connection with the transactions contemplated hereby, shall have been paid by the Borrower;
(m)good standing certificates (or the federal or local law equivalent) with respect to each of the jurisdictions where the Borrower, the Parent, the Sponsor, the Servicer and each Seller are organized or chartered;

(n)evidence reasonably satisfactory to the Administrative Agent and each Lender that all due diligence and credit approval processes required to be completed prior to the Amendment and Restatement Closing Date have been completed (including a duly executed Beneficial Ownership Certification);
(o)such other opinions, instruments, certificates and documents as the Administrative Agent or any Lender shall have reasonably requested; and
(p)Subordination Agreement from each creditor of the Sponsor.
Section 3.02Conditions Precedent to Each Borrowing. Each Advance to be made hereunder (including the initial Advance), if any, on each Borrowing Date shall be subject to the fulfillment of the following conditions:
(a)the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Maximum Advance Rate Test Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;
(b)immediately after the making of such Advance on the applicable Borrowing Date, the aggregate outstanding principal balance of the Advances shall be less than or equal to the Maximum Available Amount at such time;
(c)each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);
(d)no Unmatured Event of Default or Event of Default or Accelerated Amortization Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;
(e)the Borrower shall have delivered, or caused to have been delivered, in accordance with the time and manner specified in the Backup Servicing Agreement, to the Backup Servicer and the Administrative Agent, the Receivable Schedule and each document or item (whether or not electronic) comprising a Related Document with respect to the Receivables being pledged hereunder;
(f)all terms and conditions of the applicable Receivable Purchase Agreement required to be satisfied in connection with the assignment of each Receivable being pledged hereunder on such Borrowing Date (and the Receivable and Related Documents related thereto), including the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including UCC and PPSA filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in all of the Borrower’s right, title and interest in the related Receivables all payments from related Obligors, the Related Documents and all rights of the Borrower under the applicable Receivable

Purchase Agreement, excluding any Collateral in which a security interest cannot be perfected under the UCC or the PPSA, as applicable, shall have been made, taken or performed;
(g)the Borrower shall have taken all steps necessary under all Applicable Law in order to cause to exist in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid, subsisting and enforceable first priority perfected security interest in the Borrower’s right, title and interest in the Collateral related to each Receivable being pledged hereunder on such Borrowing Date, including receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that all Liens (except for Permitted Liens) have been released on such Collateral;
(h)no Regulatory Event shall have occurred and be continuing with respect to any Receivables proposed to be pledged to Agent in connection with such Borrowing;
(i)the Borrower shall have delivered to the Administrative Agent a fully executed copy of the Receivable Assignment relating to the Collateral Receivables in connection with such Borrowing; and
(j)the Administrative Agent shall have received satisfactory evidence that the Seller has received such amounts of the purchase price in excess of the requested Advance in respect of the Receivables to be acquired by the Borrower on such Borrowing Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date (and, in respect of clause (i) below, each date such information is provided by or on behalf of it) as follows; provided that the representations and warranties in clause (s) shall only be made on and as of each Measurement Date on and after the Collateral Effective Time:
(a)Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.
(b)Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification.
(c)Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity (to the extent not related to inequitable conduct of the Borrower), regardless of whether considered in a proceeding in equity or at law.
(d)Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute (with or without notice of lapse of time or both) a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any material respect, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Documents, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates). Without limiting any restrictions or other covenants hereunder, the Borrower is not in default under any such indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, with respect to which such default, either individually or in the aggregate with other defaults, would reasonably be expected to have a Material Adverse Effect on the Borrower. The Borrower is not subject to any proceeding, action, litigation or investigation pending, or to the knowledge of such Person, overtly threatened in writing against or affecting it or its assets, before any Governmental Authority (y) seeking to prevent the consummation or performance of any of the transactions contemplated by this Agreement and the other Facility Documents or (z) that could result in a Material Adverse Effect on the Borrower.
(e)Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained or applied for, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement, the other Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained, applied for or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied (i) with all Applicable Laws relating to the conduct of its business and its assets, including, without limitation, all lending, servicing and debt collection laws applicable to the Collateral Receivables and its activities contemplated by the Facility Documents, (ii) in all material respects with its Constituent Document, (iii) with any judgment, decree, writ, injunction, order, award or other action of any Governmental Authority having or asserting jurisdiction over it or any of its properties, unless a failure to do so could not result in a Material Adverse Effect on the Borrower and (iv) with the terms and provisions of this Agreement and each other Facility Document to which it is a party. The Borrower has preserved and kept in full force and effect its legal existence, rights, privileges, qualifications and franchises. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by the U.S. Department of Treasury or administered by the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the “Subject Laws”), (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) to the knowledge of the Borrower (based on the implementation of its internal procedures and controls), no direct investor in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC. Without limiting the foregoing, the Sponsor (i) has implemented reasonable policies and procedures for (A) obtaining a consumer’s preauthorization for recurring payments and (B) is otherwise complying with EFTA, in each case, whenever a consumer uses a debit card, (ii) has developed a written compliance management system and supporting documentation, including: (A) a written compliance training program; (B) a written compliance monitoring policy and a compliance audit function; (C) a written consumer complaint resolution policy and associated implementation documentation such as complaint log templates; and (D) specific compliance policies regarding those federal consumer financial and federal financial regulatory requirements applicable to the Sponsor’s activities, including, without limitation tracking of consumer bankruptcies; and (iii) has implemented a change management policy for key documents to ensure consistency among practices, policies and disclosures.
(g)Location and Legal Name. The Borrower’s chief executive office and principal place of business is located in the State of Minnesota, Hennepin County and the Borrower maintains its books and records in the State of Minnesota, Hennepin County. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a). The Borrower’s tax identification number is 85-4339159. The Borrower has not changed its name, changed its corporate structure, changed its jurisdiction of organization, changed its chief place of business/chief executive office or used any name other than its exact legal name at any time during the past five years.
(h)Investment Company Act; Volcker Rule. The Borrower is not required to register as an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act. The Borrower is not a “covered fund” under Section 619 of the Dodd Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”). In determining that the Borrower is not a covered fund, the Borrower is entitled to the benefit of the exemption provided under Section 3(c)(5) of the Investment Company Act, though other exemptions may be available.
(i)Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by the Borrower or the Servicer to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are true, complete and correct in all material respects as of the date such information is stated or certified and the Borrower and the Servicer do not omit any material fact necessary in order to make the statements contained herein and therein not misleading. All projections and forward-looking statements furnished by or on behalf of the Borrower were prepared reasonably and in good faith as the date stated herein or as of which they were provided.
(j)ERISA. Neither the Borrower nor any member of the ERISA Group has, or during the past six years has had, any liability or obligation with respect to any Plan or Multiemployer Plan (including any actual liability on account of a member of the ERISA Group).
(k)Taxes. The Borrower has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except for any taxes which are being contested in good faith by appropriate proceedings and with respect thereto adequate reserves have been established in accordance with GAAP.
(l)Tax Status. For U.S. federal income tax purposes (i) the Borrower is classified as a “disregarded entity” for U.S. federal income tax purposes, (ii) neither the Borrower nor any record or beneficial owner of the Borrower has made an election under U.S. Treasury Regulation Section 301.7701-3 for the Borrower to be classified as an association taxable as a corporation and the Borrower is not otherwise treated as an association taxable as a corporation and (iii) the Borrower is owned by a single “United States person” as defined by Section 7701(a)(30) of the Code.
(m)Collections. The conditions and requirements set forth in Section 5.01(k) have been satisfied from and after the Closing Date. The Borrower has caused, or has directed the Servicer and each Payment Processor to cause, the Obligor of each Canadian Receivable to pay all Collections thereon directly to the Canadian Collection Account and the Obligor of each U.S. Receivable to pay all Collections thereon directly to the U.S. Collection Account. The correct name and address of the Canadian Collection Account Bank and the U.S. Collection Account Bank, together with the account number of the Canadian Collection Account and the U.S. Collection Account are listed on Schedule 4 hereto. The Borrower has no other deposit or securities accounts other than the ones listed on Schedule 4 and subject to Liens in favor of the Secured Parties (other than the Funding Account). The Borrower has not assigned or granted an interest in any rights it may have in the Canadian Collection Account or the U.S. Collection Account to any Person other than the Administrative Agent pursuant to the terms hereof. No Person, other than as contemplated by and subject to this Agreement, has been granted dominion and control of the Canadian Collection Account or the U.S. Collection Account, or the right to take dominion and control of the Canadian Collection Account or the U.S. Collection Account at a future time or upon the occurrence of a future event.
(n)Plan Assets. The assets of the Borrower are not, and shall not be, treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, and shall not take or omit to take, any action which would reasonably be expected to result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.
(o)Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower, the Parent and the Sponsor on a consolidated basis are Solvent.
(p)Prior Business Activity and Indebtedness. The Borrower has no business activity except as contemplated in this Agreement and the other Facility Documents and upon the date hereof is not party to any other debt, financing or other transaction or agreement other than the Facility Documents and its Constituent Documents. The Borrower has not incurred, created or assumed any indebtedness except for that arising under or expressly permitted by this Agreement or the other Facility Documents.
(q)Subsidiaries; Investments. The Borrower has no subsidiaries. The Borrower does not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.
(r)Ordinary Course of Business. Each payment of interest and principal on the Advances will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs on the part of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
(s)Material Adverse Effect. No Material Adverse Effect on the Borrower, the Parent or the Sponsor has occurred since the date of their respective formations, and since such date, no event or circumstance has occurred which is reasonably likely to have a Material Adverse Effect on the Borrower, the Parent or the Sponsor.
(t)Representations Relating to the Collateral.
(i)The Borrower owns and has legal and beneficial title to all Collateral Receivables and other Collateral free and clear of any Lien, claim or encumbrance of any person, other than Permitted Liens.
(ii)This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Administrative Agent, on behalf of the Secured Parties, in the Collateral, which is enforceable in accordance with its terms under the Applicable Law, is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Borrower subject to Permitted Liens. All filings (including such UCC and PPSA filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent on behalf of the Secured Parties, in the Collateral have been made and are effective.
(iii)This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York.
(iv)Other than Permitted Liens, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment liens, PBGC liens or tax lien filings against the Borrower.
(v)The Collateral constitutes Money, cash, accounts, instruments, general intangibles, uncertificated securities, certificated securities or security entitlements to financial assets resulting from the crediting of financial assets to a securities account, or in each case, the proceeds thereof or supporting obligations related thereto, in each case, as such assets are defined in the UCC, as applicable.
(vi)The U.S. Collection Account constitutes a “deposit account” under Section 9-102(a)(29) of the UCC and the Borrower has taken all steps necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect to the Canadian Collection Account and the U.S. Collection Account.
(vii)This Agreement creates a valid, continuing and, upon the filing of the financing statements referred to in clause (ix), and execution of the Canadian Collection Account Control Agreement and the U.S. Collection Account Control Agreement, perfected security interest (as defined in Section 1-201(b)(35) of the UCC) in the Collateral in favor of the Administrative Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens (other than Permitted Liens), claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower and no further action (other than the filing of the financing statements referred to in clause (ix) and execution of the Canadian Collection Account Control Agreement and the U.S. Collection Account Control Agreement), including any filing or recording of any document, is necessary in order to establish and perfect the first priority security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral as against any third party in any applicable jurisdiction, including any purchaser from, or creditor of, the Borrower.
(viii)The Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Administrative Agent of its interest and rights in such Collateral and such documents do not require either notice or consent to any Person for the enforcement or exercise of the rights and remedies of the Secured Parties following an Event of Default.

(ix)With respect to Collateral referred to in clause (v) above over which a security interest may be perfected by the filing of a financing statement, the Borrower has authorized, caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all assets” filing).
(x)The sale of each Receivable by a Seller to the Borrower was, as of the related Purchase Date, permitted under all applicable documents governing the creation, sale or possession of such Receivable in effect at such time; and
(xi)As of the related Purchase Date, each Receivable sold to the Borrower satisfied each of the criteria set forth in the definition of Collateral Receivable.
(xii)Each Receivable listed as an “Collateral Receivable”
or eligible Collateral on any Monthly Report, Notice of Borrowing, or other certificates delivered from time to time to the Administrative Agent or the other Secured Parties satisfies each of the criteria set forth in the definition of Collateral Receivable.
(xiii)Upon the crediting of all Collateral that constitutes financial assets to the Canadian Collection Account or the U.S. Collection Account, as applicable, and the filing of the financing statements in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority perfected security interest in all of the Collateral in that portion of the Collateral in which a security interest may be created and perfected in such manner under the PPSA or Article 9 of the UCC, as the case may be.
(xiv)All original tangible executed copies of each Contract (if any) that constitute or evidence each Collateral Receivable included in the Borrowing Base has been or, subject to the delivery requirements contained herein and in the Backup Servicing Agreement, will be delivered to the Backup Servicer.
(xv)Each Collateral Receivable was originated by a Seller or the Bank Partner pursuant to the Credit Guidelines and was sold to the Borrower by such Seller for a price at least equal to fair market value.
(xvi)Borrower has furnished to the Agent true, correct and complete copies of the Bank Program Purchase and Sale Agreement and the Bank Program Agreement as of September 26, 2024. Each purchase under the Bank Program Purchase and Sale Agreement constitutes a sale enforceable against creditors of Bank Partner. The Bank Program Purchase and Sale Agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity).

(u)USA PATRIOT Act. None of the Borrower, the Parent, the Sponsor nor any of their respective Affiliates is (1) a Sanctioned Person; (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “non-cooperative jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns.
Section 4.02Representations and Warranties Relating to the Collateral in Connection with a Borrowing or Withdrawal. The Borrower acknowledges and agrees that, by delivering a Notice of Borrowing or a Notice of Withdrawal to the Administrative Agent, the Borrower will be deemed to have represented, warranted and certified for all purposes hereunder that in the case of each item of Collateral pledged to the Administrative Agent, on the date thereof and on the relevant Borrowing Date or Withdrawal Date, as applicable:
(a)the Borrower is the owner of such Collateral free and clear of any Liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the related Borrowing Date or Withdrawal Date, as applicable, and (ii) Permitted Liens;
(b)the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (a) above;
(c)the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted or permitted pursuant to this Agreement;
(d)the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Administrative Agent for the benefit of the Secured Parties; and
(e)the Administrative Agent has a first priority perfected security interest in the Collateral, except as otherwise permitted by this Agreement.
ARTICLE V

COVENANTS
Section 5.01Affirmative Covenants of the Borrower. The Borrower covenants and agrees that until the date that all Obligations have been paid in full (other than contingent indemnity obligations not yet due and owing):
(a)Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, including all lending, servicing and debt collection laws applicable to the

Receivables and its activities and obligations as contemplated by the Facility Documents, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises (including all lending, servicing and debt collection licenses or qualifications applicable to the Receivables and its activities contemplated by the Facility Documents), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on the Borrower, (iv) comply with the terms and conditions of each Facility Document and in all material respects with its Constituent Documents to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents and Related Documents to which it is a party and its Constituent Documents, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on the Borrower.
(b)Enforcement.
(i)It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken, that would release any Obligor from any of such Obligor’s covenants or obligations under any Related Document, except in the case of (A) repayment of Collateral Receivables, (B) subject to the terms of this Agreement, (1) amendments to the Related Documents Defaulted Collateral Receivables or Ineligible Collateral Receivables that are otherwise reasonably deemed by the Servicer to be necessary, immaterial, or beneficial, taken as a whole, to the Borrower and not detrimental to the Administrative Agent and the Lenders and (2) enforcement actions taken or work-outs with respect to any Defaulted Collateral Receivable by the Servicer in accordance with the provisions hereof, (C) actions by the Servicer in conformity with this Agreement or any other Facility Document or as otherwise required hereby or thereby, as the case may be, or (D) as required pursuant to Applicable Law or, unless in violation of this Agreement, any other Facility Documents or the Related Documents.
(ii)The Borrower shall punctually perform, and shall use its reasonable commercial efforts to cause the Parent, each Seller, the Servicer and the Backup Servicer to perform, all of its obligations and agreements contained in this Agreement or any other Facility Document.
(c)Further Assurances. The Borrower shall take such reasonable action from time to time as shall be necessary to ensure that all assets (including the Canadian Collection Account and the U.S. Collection Account) of the Borrower constitute “Collateral” hereunder. The Borrower will, and promptly upon the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent) shall, at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Administrative Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens), including all further actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, and without limiting its obligation to maintain and protect the Administrative Agent’s first priority security interest in the Collateral, the Borrower authorizes the Administrative Agent to file or record financing statements (including financing statements describing the Collateral as “all assets” or the equivalent) and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as are necessary to perfect the security interests of the Administrative Agent under this Agreement under each method of perfection required herein with respect to the Collateral; provided, that the Administrative Agent does not hereby assume any obligation of the Borrower to maintain and protect its security interest under this Section 5.01 or Section 7.07. The Borrower will, in connection therewith, deliver such proof of corporate action, incumbency of officers or other documents as are reasonably requested by the Administrative Agent to evidence appropriate authority of the officers signing or authorizing any such documents, instruments or filings.
(d)Other Information. It shall provide to the Administrative Agent and each Lender or cause to be provided to the Administrative Agent and each Lender, as applicable:
(i)as soon as available and in any event within ninety (90) days after the end of each calendar year, an audited balance sheet of the Sponsor and an audited consolidated balance sheet of the Sponsor and its consolidated subsidiaries (including the Borrower and the Parent) as at the end of such calendar year and the related consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous calendar year, all reported on in conformity with GAAP, with the opinion thereon of an independent public accountant reasonably acceptable to the Administrative Agent;
(ii)as soon as available and in any event within thirty (30) days after the end of each calendar quarter, an unaudited balance sheet of the Sponsor and an unaudited consolidated balance sheet of the Sponsor and its consolidated subsidiaries (including the Borrower and the Parent) as at the end of each such calendar quarter and the related consolidated statements of income and cash flows for such calendar quarter and for the period from the beginning of the then current calendar year to the end of such calendar quarter, setting forth in each case in comparative form the figures for the corresponding calendar quarter in the previous year, all certified as to fairness of presentation and conformity with GAAP (other than with respect to lack of footnotes and being subject to normal year-end adjustments) by a Responsible Officer of such Person;
(iii)all such financial statements shall be prepared in reasonable detail and in accordance with GAAP in all material respects applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein);
(iv)simultaneously with the delivery of each set of financial statements and financial information referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer of the Borrower certifying (A) that the Borrower, the Parent and the Sponsor have complied with all covenants and agreements in the Facility Documents, (B) that no Accelerated Amortization Event, Unmatured Event of Default or Event of Default then exists and, otherwise, setting forth the details thereof and the action which the Borrower, the Parent or the Sponsor is taking or proposes to take with respect thereto and (C) attaching a Maximum Advance Rate Test Calculation Statement;

(v)as soon as possible and no later than one (1) Business Day after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (x) Unmatured Event of Default or (y) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(vi)from time to time such additional information or documents regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the Maximum Advance Rate Test as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request);
(vii)promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;
(viii)promptly, and in any event within one (1) Business Day of receipt thereof, deliver to the Administrative Agent and each Lender each written notice of (A) without limiting the provisions of Section 5.02(j), any amendment, modification, supplement or waiver of any Credit Guidelines delivered by a Seller to the Borrower and any related information provided by a Seller to the Borrower pursuant to a Receivable Purchase Agreement, (B) without limiting the provisions of Section 5.02(j), any amendment, modification, supplement or waiver of the Servicing Guide delivered by the Servicer to the Borrower and any related information provided by the Servicer to the Borrower pursuant to the Servicing Agreement and (C) without limiting the provisions of Section 5.02(j), any amendment, modification, supplement or waiver of the Bank Program Agreement and/or Bank Program Purchase and Sale Agreement;
(ix)(A) upon the earlier of (x) the date a Maximum Advance Rate Test Calculation Statement is due and (y) within five (5) Business Days following knowledge thereof by the Borrower, a written notice to the Administrative Agent and each Lender if any Obligor became subject to an Insolvency Event, is deceased or fraud is discovered in connection with the origination of the relevant Receivable, and (B) at any time upon the reasonable request by the Administrative Agent or the Required Lenders, the Borrower shall provide, or cause to be provided, to the Administrative Agent any information or document relating to the Collateral;
(x)if any information provided to the Administrative Agent or the Lenders pursuant to Section 4.01(i) hereof for any reason is not true, complete and correct in any material respect, the Borrower shall provide the true, complete and correct information to the Administrative Agent within five (5) Business Days following the earlier of (x) written notice to the Borrower by the Administrative Agent or (y) actual knowledge of a Responsible Officer of the Borrower;
(xi)promptly following any request therefor, the Borrower shall provide, to the extent commercially reasonable, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT

Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a beneficial ownership certification in form reasonably acceptable to the Administrative Agent or the relevant Lender, as applicable;
(xii)promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notice of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to the Borrower, the Parent, the Sponsor, any Seller or the Servicer, including, without limitation, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates or any Receivable or any portion of the Collateral that could reasonably be expected to result in a Material Adverse Effect with respect to the Borrower, the Parent, the Sponsor, any Seller or the Servicer;
(e)Access to Records and Documents.
(i)Upon reasonable advance notice and during normal business hours, the Borrower shall permit the Administrative Agent, jointly with, at the invitation of the Administrative Agent, any Participant, Lender (or any Person designated by the Administrative Agent or such Lender or Participant) to visit and inspect and make copies thereof at reasonable intervals and conduct evaluations audits, and appraisals of the Borrower’s and the Servicer’s, as applicable, computation of the Borrowing Base and the assets sold by the Seller included in the Borrowing Base and the components of the Monthly Report (including cash receipt and application and calculation of ratios), but in any event no more than twice during any fiscal year of the Borrower (or as often and at any time in the sole discretion of the Administrative Agent following the occurrence and continuation of an Unmatured Event of Default or an Event of Default), of (x) the Servicer’s, the Parent’s and the Borrower’s books, records and accounts relating to its business, financial condition, operations, assets, the Collateral and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, (y) all of the Related Documents, including access to each electronic portal maintained by the Servicer, the Borrower or any third-party service provider and (z) a list of all Receivables then owned by the Borrower, together with the Servicer’s reconciliation of such list to that set forth in the Monthly Report, indicating the cumulative addition, subtraction and repurchase of Receivables under each Receivable Purchase Agreement.
(ii)The Borrower shall be responsible for the reasonable costs and expenses for one visit per calendar quarter requested by the Administrative Agent or the Lenders, unless an Unmatured Event of Default or an Event of Default has occurred and is continuing, in which case the Borrower shall be responsible for all reasonable costs and expenses for each visit.
(iii)The Borrower shall (A) obtain and maintain similar inspection and audit rights under the Facility Documents with each Seller, the Servicer and the Backup Servicer, (B) consult with the Administrative Agent (or any Person designated by the Administrative Agent) in connection with, and allow Administrative Agent (or any Person designated by the Administrative Agent) to join the Borrower in, any exercise of any similar inspection or audit rights granted to it with respect to each Seller, the Servicer or the Backup Servicer, and (C) use commercially reasonable efforts to have the findings of any such inspection provided directly to the Administrative Agent and the Lenders, or promptly provide any such findings provided to it in connection with the exercise of such inspection rights to the Administrative Agent and the Lenders. In the event the Borrower has not exercised any such inspection rights granted to it, the Administrative Agent may request the Borrower to exercise such rights, and the Borrower shall comply with any such reasonable request to exercise inspection and audit rights.
(f)Use of Proceeds. (i) It shall use the proceeds of the initial Advance made hereunder solely to repay in full all Existing Obligations and all costs and expenses in connection with the transactions pursuant to Section 12.04(a) hereof; and
(i)it shall use the proceeds of each subsequent Advance made hereunder solely:
(A)(i) to fund or pay the purchase price of Collateral Receivables acquired by the Borrower from a Seller pursuant to a Receivable Purchase Agreement, (ii) to fund any distributions or dividends made by the Company, subject to compliance with Section 5.02(g) hereof and the terms of the Sponsor Indemnity Agreement, and (iii) for general working capital and corporate purposes permitted under the Facility Documents; and
(B)for such other legal and proper purposes as are consistent with all Applicable Laws to the extent the Borrower has received the prior written consent of the Administrative Agent and the Required Lenders.
Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.
(g)Reports and Accountings.
(i)[reserved]
(ii)A week after each Reporting Date, no later than 1:00 p.m., the Borrower shall provide (or cause to be compiled and provided) to the Administrative Agent and the Backup Servicer on a settlement basis (each, a “Monthly Report”) an updated report in form and substance reasonably acceptable to the Administrative Agent for the period covering the prior Collection Period. The Monthly Report shall contain an updated Data Tape, with current information on Delinquent Collateral Receivables and Defaulted Collateral Receivables.
(iii)Each delivery of a Monthly Report shall be deemed a representation and warranty by the Borrower that each of the Collateral Receivables included in the Borrowing Base set forth therein satisfies each of the criteria set forth in the definition of Collateral Receivable.

(iv)Concurrently with the delivery to the Administrative Agent and Backup Servicer of the Monthly Report, the Borrower shall deliver (or caused to be delivered) to the Backup Servicer the Monthly Master File. Within five (5) Business Days following the delivery to the Backup Servicer of the Monthly Master File, the Borrower shall cause the Backup Servicer to deliver to the Administrative Agent the Backup Servicer Certificate.
(h)Notice of Proceedings. It shall provide written notice to the Administrative Agent and each Lender of the occurrence of any proceeding, action, litigation or investigation pending before any Governmental Authority, or, to the actual knowledge of the Borrower, any non-frivolous threat thereof against the Borrower or any such proceeding, action, litigation or investigation against the Bank Partner, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Borrower, within two (2) Business Days of the occurrence of any such pending proceeding, action, litigation or investigation or within two (2) Business Days upon becoming aware of any such non-frivolous threat of such proceeding, action, litigation or investigation.
(i)No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Receivables and the other Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreements contemplated by this Agreement, and shall not engage in any other activity or take any other action that would cause the Borrower to be subject to U.S. federal, state or local income tax on a net income basis.
(j)Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances as debt for U.S. federal income tax purposes and will take no contrary position except to the extent that a Governmental Authority makes a determination that the Advances may not be treated as debt for such purposes. The Borrower shall at all times maintain its status as a “disregarded entity” for U.S. federal income tax purposes. The Borrower shall at all times ensure that it is owned by a single “United States person” as defined by Section 7701(a)(30) of the Code. In the event that the Borrower is classified as a partnership for federal income tax purposes, (i) the partnership representative (or comparable person under state or local law, as applicable) shall, to the extent eligible, make the election under Section 6221(b) of the Code (or any similar comparable provision of state or local tax law) with respect to the Borrower and take any other action such as filings, disclosures and notifications necessary to effectuate such election, and (ii) if the election described in the preceding clause (i) is not available, the partnership representative (or comparable person under state or local law, as applicable) shall, to the extent eligible, make the election under Section 6226(a) of the Code (or any similar comparable provision of state or local tax law) with respect to the Borrower and take any other action such as filings, disclosures and notifications necessary to effectuate such election.
(k)Collections. The Borrower shall cause, or shall direct the Servicer and each Payment Processor to cause, the Obligor of each Canadian Receivable to pay all Collections thereon directly to the Canadian Collection Account and the Obligor of each U.S. Receivable to pay all Collections thereon directly to the U.S. Collection Account. Upon the occurrence and during the continuation of any Canadian Cash Transfer Event, the Borrower shall cause all amounts on deposit in the Canadian Collection Account to be transferred to the U.S. Collection Account on each Business Day during such Canadian Cash Transfer Event. If for any reason the Borrower or the Servicer or any of the Servicer’s Affiliates receives any Collections, the Borrower or the Servicer or such Servicer’s Affiliate, as applicable, shall deposit such Collections directly into the Canadian Collection Account or U.S. Collection Account, as applicable, within two (2) Business Days following the receipt thereof. Any such Collections received by the Borrower, the Servicer or such Servicer’s Affiliate while in the possession of the Borrower, the Servicer or such Servicer’s Affiliate shall be held in trust for the benefit of the Secured Parties and shall not be deposited in any bank or other securities account other than the Canadian Collection Account or the U.S. Collection Account. The Borrower shall at all times maintain an aggregate amount in the U.S. Collection Account equal to the U.S. Collection Account Required Amount. The Borrower shall ensure that no Person, other than as contemplated by and subject to this Agreement, has been granted dominion and control of the Canadian Collection Account or the U.S. Collection Account, or the right to take dominion and control of the Canadian Collection Account or the U.S. Collection Account at a future time or upon the occurrence of a future event.
(l)Priority of Payments. The Borrower shall ensure all Collections are applied solely in accordance with Section 9.01 and the other provisions of this Agreement.
(m)Borrower May Own Ineligible Collateral Receivables. For the avoidance of doubt, nothing in this Agreement shall prevent Borrower from purchasing Ineligible Collateral Receivables under a Receivable Purchase Agreement; provided that (i) proceeds of Advances shall not be utilized to pay the purchase price for Receivables which are Ineligible Collateral Receivables as of the related Purchase Date; (ii) such purchase will not result in the occurrence of an Unmatured Event of Default, Event of Default or Accelerated Amortization Event, and (iii) no Unmatured Event of Default, Event of Default or Accelerated Amortization Event has occurred and remains continuing at the time of such purchase.
(n)Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower, the Parent and the Sponsor on a consolidated basis shall remain Solvent.
(o)Insolvency Events. The Borrower shall timely object to all proceedings of the type described in clause (a) of the definition of “Insolvency Event” instituted against it.
(p)Insurance. The Borrower shall maintain, or cause to be maintained (which for the avoidance of doubt may be maintained by way of the Borrower having been named as a “named insured” under an insurance policy maintained by the Sponsor), insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent providing coverages for (i) comprehensive “all risk” or special causes of loss form insurance, (ii) commercial general liability insurance, (iii) if applicable, worker’s compensation and employer’s liability subject to the worker’s compensation and employer liability laws of the applicable state, (iv) umbrella and excess liability insurance in an amount not less than $5,000,000 per occurrence and (v) upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as the Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Collateral located in or around the region in which the Collateral is located.
(q)Financial Covenants. The Borrower shall comply with each of the financial covenants set forth on Exhibit F attached hereto.
(r)Canadian Legal Opinion.    Not later than the date that is 30 days from the date hereof, Borrower shall deliver to the Administrative Agent the legal opinion, in form and substance acceptable to the Administrative Agent (addressed to each of the Secured Parties) of Blake, Cassels & Graydon LLP, counsel to the Canadian Seller, covering such matters as the Administrative Agent and its counsel shall reasonably request, including but not limited to, substantive consolidation, true sale matters, and PPSA matters.
Section 5.02Negative Covenants of the Borrower. The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full (other than contingent indemnity obligations not yet due and owing)):
(a)Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.
(b)Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, nor undertake any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations or a Permitted Sale).
(c)Amendments to Constituent Documents and Facility Documents. Without the written consent of the Administrative Agent and the Required Lenders, (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents other than as permitted under Section 5.02(h) or any other amendment or modification of its Constituent Documents (other than of the Borrower LLC Agreement) that could not reasonably be expected to adversely affect the rights of the Administrative Agent or any Lender hereunder or under any other Facility Document (provided, however, that any amendments or modifications relating to the Independent Manager shall be subject to the Administrative Agent’s prior written consent), and (ii) it shall not amend, modify or waive any term or provision in any Facility Document, or cause or permit any term or provision in any Facility Document to be amended, modified or waived.
(d)ERISA. Neither it nor any member of the ERISA Group shall establish any Plan or Multiemployer Plan or incur any liability with regard to a Plan or Multiemployer Plan (including any actual liability on account of a member of the ERISA Group).

(e)Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.
(f)Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.
(g)Restricted Payments. It shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so; provided, however, that the Borrower shall be permitted to make Restricted Payments from funds distributed to it pursuant to the Priority of Payments.
(h)Changes to Corporate Information. Without not less than thirty (30) days’ prior written notice to the Administrative Agent and each Lender (or such shorter period as the Administrative Agent may agree in writing), the Borrower shall not change (a) its corporate name, (b) the location of its chief executive office, its principal place of business, or the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) its identity, jurisdiction of organization or organizational structure or (d) its tax identification number, as applicable, and, in any event, no such change shall be effected or permitted unless all filings have been made (or will be made on a timely basis) under Applicable Laws or otherwise and all other actions have been taken (or will be taken on a timely basis) that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral, in each case, at the sole cost and expense of the Borrower.
(i)Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to (other than in accordance with clause (g) above), or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including sales of Defaulted Collateral Receivables and other Collateral Receivables) except as expressly contemplated by this Agreement and the other Facility Documents, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision).
(j)Amendments to Credit Guidelines, Servicing Guide and Bank Program Documents. The Borrower shall not make and shall not permit or cause any Seller or the Servicer, as applicable, to make any material amendment, modification or supplement to the Credit Guidelines, Servicing Guide, Bank Program Agreement and/or Bank Program Purchase and Sale Agreement without the prior consent of the Administrative Agent and the Required Lenders.
(k)Investment Company Restriction. It shall not become required to register as an “investment company” under the Investment Company Act.

(l)Subject Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and shall maintain and require that the Servicer maintain, internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws.
(m)No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances, or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.
(n)Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) obligations under its Constituent Documents or (iii) pursuant to customary indemnification and expense reimbursement and similar provisions under the Related Documents. The Borrower shall not acquire any Receivables or other property other than as expressly permitted hereunder and pursuant to the Receivable Purchase Agreements.
(o)Validity of this Agreement. It shall not (i) except as permitted by this Agreement, take any action that would permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged or permit any Person to be released from any covenants or obligations with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).
(p)Subsidiaries. It shall not have or permit the formation of any subsidiaries.
(q)Name. It shall not conduct business under any name other than its own.
(r)Employees. It shall not have any employees (other than officers and directors to the extent they are employees).
(s)Non-Petition. The Borrower shall not be party to any agreements other than the Facility Documents under which it has any material obligations or liability (direct or contingent) without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party).
(t)Certificated Securities. The Borrower shall not acquire or hold any certificated securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Borrower).
(u)Accounts. Other than as set forth in the Facility Documents, the Borrower shall not assign or grant an interest in any rights it may have in the Canadian Collection Account or the U.S. Collection Account. The Borrower shall not at any time invest, or permit any investment of, the funds deposited in the Canadian Collection Account or the U.S. Collection Account. The Borrower shall not close or agree to close the Canadian Collection Account or the U.S. Collection Account without the prior written consent of the Administrative Agent and the Required Lenders.
Section 5.03Certain Undertakings Relating to Separateness. (a) Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the holders of the Equity Interests of the Borrower and their respective Affiliates) and in furtherance of the foregoing, the Borrower shall:
(1)not become involved in the day-to-day management of any other Person;
(2)not permit the Parent or any of the Parent’s Affiliates to become involved in the day-to-day management of the Borrower, except as permitted hereunder or to the extent provided in the Facility Documents and the Borrower LLC Agreement;
(3)not engage in transactions with any other Person other than entering into the Facility Documents and those activities permitted by the Borrower LLC Agreement, the Facility Documents and matters necessarily incident or ancillary thereto;
(4)observe all formalities required of a limited liability company under the laws of the State of Delaware;
(5)(i) maintain separate company records and books of account from any other Person and (ii) clearly identify its offices, if any, as its offices and, to the extent that the Borrower and its Affiliates have offices in the same location, allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including and for services performed by an employee of an Affiliate;
(6)except to the extent otherwise permitted by the Facility Documents, maintain its assets separately from the assets of any other Person (including through the maintenance of a separate bank account) in a manner that is not costly or difficult to segregate, identify or ascertain such assets;
(7)maintain separate financial statements (or if part of a consolidated group, then it will show as a separate member of such group), books and records from any other Person;
(8)allocate and charge fairly and reasonably any overhead shared with Affiliates;
(9)transact all business with Affiliates on an arm’s length basis and pursuant to written, enforceable agreements, except to the extent otherwise provided in the Facility Documents;

(10)not assume, pay or guarantee any other Person’s obligations or advance funds to any other Person for the payment of expenses or otherwise, except pursuant to the Facility Documents;
(11)conduct all business correspondence of the Borrower and other communications in the Borrower’s own name, and use separate stationery, invoices, and checks;
(12)not act as an agent of any other Person in any capacity except pursuant to contractual documents indicating such capacity and only in respect of transactions permitted by the Borrower LLC Agreement, the Facility Documents and matters necessarily incident thereto;
(13)not act as an agent of the Parent or any of the Parent’s Affiliates, and not permit the Parent or any of the Parent’s Affiliates or agents of the Parent or any of the Parent’s Affiliates to act as its agent, except for any agent to the extent permitted under the Borrower LLC Agreement and the Facility Documents;
(14)correct any known misunderstanding regarding the Borrower’s separate identity from the Parent or any of the Parent’s Affiliates;
(15)not permit any Affiliate of the Borrower to guarantee, provide indemnification for, or pay its obligations, except for any indemnities and guarantees in connection with any Facility Documents or any consolidated tax liabilities, or except as permitted by the Borrower LLC Agreement;
(16)compensate its consultants or agents, if any, from its own funds;
(17)except for invoicing for Collections and servicing of the Collateral Receivables, share any common logo with or hold itself out as or be considered as a department of the Parent or any of the Parent’s Affiliates, (b) any Affiliate of a general partner, shareholder, principal or member of the Parent or any of the Parent’s Affiliates, or (c) any other Person;
(18)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;
(19)fail at any time to have at least one (1) Independent Manager on its board of managers; provided, however, if such Independent Manager is deceased, withdraws or resigns, the Borrower shall have ten (10) Business Days to replace such Independent Manager with another Independent Manager acceptable to the Administrative Agent; provided, further, however, that during such period, no matter which requires the vote of the Independent Manager under the Borrower LLC Agreement shall be voted;
(20)appoint any Person as an Independent Manager of the Borrower (A) who does not satisfy the definition of an Independent Manager or (B), with respect to any Independent Manager appointed after the Closing Date, without giving ten (10) Business Days’ prior written notice to the Administrative Agent and the Lenders;
(21)not amend, restate, supplement or otherwise modify its Constituent Documents in violation of this Agreement or in any respect that would impair its ability to comply with the Facility Documents;
(22)conduct its business and activities in all respects in compliance with the assumptions contained in the legal opinions of Carter Ledyard & Milburn LLP and Blake, Cassels & Graydon LLP dated on or about the Amendment and Restatement Closing Date relating to true sale and substantive consolidation issues (the “Bankruptcy Opinions”), unless within ten (10) Business Days of obtaining knowledge or receiving notice of any non-compliance with such assumptions, it has caused to be delivered to the Lenders a legal opinion of Carter Ledyard & Milburn LLP or Blake, Cassels & Graydon LLP (or other counsel acceptable to the Administrative Agent) that such non-compliance will not adversely affect the conclusions set forth in the Bankruptcy Opinions; and
(23)require any representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing.
(b)The Borrower hereby acknowledges that the Administrative Agent and each Lender is entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from its Affiliates.
Section 5.04Asset Management Fee. The Borrower shall pay to the Administrative Agent an asset management fee equal to SEVEN THOUSAND AND FIVE HUNDRED DOLLARS ($7,500.00) per calendar quarter commencing on the FIRST (1st) Payment Date of the calendar quarter immediately following the Closing Date.
ARTICLE VI

EVENTS OF DEFAULT
Section 6.01Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)(i) a default in the payment, within one (1) Business Day from the due date thereof, of any interest on any Advance, or any other payment or deposit required to be made hereunder, or under any other Facility Documents or (ii) the failure to reduce the outstanding Advances to $0 on the Final Maturity Date; or
(b)failure to satisfy the Maximum Advance Rate Test for one (1) or more Business Days; or

(c)the Administrative Agent shall fail to have a first priority perfected security interest in the Collateral (other than with respect to a de minimis portion thereof and subject to Permitted Liens); or
(d)the failure of any representation or warranty of the Borrower, the Parent, the Servicer, any Seller or the Sponsor made in this Agreement, in any other Facility Document or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made (except to the extent any such representation or warranty is already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) and such failure shall remain uncured for a period in excess of fifteen (15) days after the earlier of (x) written notice to the Borrower (which may be by email) by the Administrative Agent, and (y) actual knowledge of a Responsible Officer of the Borrower, the Parent or the Sponsor; or
(e)a default in the performance or breach of the covenants set forth in Section 5.01(a)(ii), 5.01(b), 5.01(j), 5.01(q), 5.01(r), 5.02 or 5.03; or
(f)except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Borrower, the Parent, the Sponsor, any Seller or the Servicer under this Agreement or the other Facility Documents and the continuation of such default or breach for a period of fifteen (15) days following the earlier of (x) written notice to the Borrower (which may be by email) by the Administrative Agent, and (y) actual knowledge of a Responsible Officer of the Borrower, the Parent or the Sponsor; or
(g)one or more non-appealable judgments or orders for the payment of an amount or adverse rulings (not fully paid or covered by insurance) shall be rendered against the Borrower, the Parent or the Sponsor (which, in the case of the Sponsor, exceeds $1,000,000) and with respect to which the Borrower, the Parent or the Sponsor has knowledge (or should have knowledge) and such judgment or ruling shall remain unsatisfied, unvacated, unbonded or unstayed for a period in excess of thirty (30) days; or
(h)an Insolvency Event relating to the Borrower, the Parent, the Servicer, any Seller or the Sponsor shall have occurred; or
(i)(i) either (A) any event that constitutes a Backup Servicer Event of Default shall have occurred and be continuing and shall not have been waived by the Borrower with the written consent of the Administrative Agent and the Required Lenders or (B) any Backup Servicing Agreement fails to be in place or is otherwise terminated and (ii) a successor Backup Servicer reasonably acceptable to the Administrative Agent is not appointed within two (2) Business Days following the date of such default, occurrence, failure or termination; or
(j)(i) either (A) any event that constitutes a Servicer Event of Default or an event relating to any Servicer that would have a Material Adverse Effect shall have occurred and be continuing, and with respect to a Servicer Event of Default, shall not have been waived by the Borrower with the written consent of the Administrative Agent and the Required Lenders or (B) the Servicing Agreement fails to be in place or is otherwise terminated and (ii) the Borrower fails to appoint a replacement servicer acceptable to the Administrative Agent within two (2) Business Days following the date of such default, occurrence, failure or termination (and the Administrative Agent acknowledges that the appointment of Carmel Solutions as a replacement servicer pursuant to the Backup Servicing Agreement is acceptable to the Administrative Agent); or
(k)a Change of Control shall have occurred; or
(l)the occurrence of a Material Adverse Effect with respect to the Borrower, the Parent or the Sponsor; or
(m)the Borrower or the Parent becomes an investment company required to be registered under the Investment Company Act; or
(n)the Borrower or the Servicer shall have failed to cause all Collections in respect of the Collateral to be deposited into the Canadian Collection Account or the U.S. Collection Account, as applicable, pursuant to the terms of Section 5.01(k) or in any event within two (2) Business Days of receipt of such Collections; or
(o)(i) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Parent, the Sponsor, any Seller, the Backup Servicer, the Servicer, the Canadian Collection Account Bank or the U.S. Collection Account Bank, as applicable, or (ii) the Borrower, the Sponsor, any Seller, the Backup Servicer, the Servicer, the Canadian Collection Account Bank or the U.S. Collection Account Bank shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder; or
(p)the Sponsor shall have defaulted or failed to perform under any (A) note, indenture, loan agreement, guaranty, swap agreement, loan and security agreement or similar credit facility or agreement for borrowed funds in an aggregate amount in excess of $1,000,000 or (B) any other contract, agreement or transaction (including, without limitation, any repurchase agreement) to which it is a party in connection with payment obligations in an aggregate amount in excess of $1,000,000, in each case after the earlier of (x) written notice to the Sponsor by the Administrative Agent (which may be by email), and (y) actual knowledge of a Responsible Officer of the Sponsor; or
(q)a Sponsor Indemnity Event of Default shall have occurred and be continuing; or
(r)the occurrence of a Level Two Regulatory Event that impacts more than 10% of the Collateral Receivables.
Section 6.02Remedies upon an Event of Default.
(a)Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a Secured Party under

Applicable Law, including the UCC, the Administrative Agent, following the direction of, or consent by, the Required Lenders, by notice to the Borrower, shall declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (h) of Section 6.01, the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.
(b)Upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided at the direction of the Required Lenders) of the exercise of control rights with respect to the Collateral pursuant to and in accordance with the UCC, the Borrower will sell or otherwise dispose of any Collateral Receivable to repay the Obligations as directed by the Administrative Agent (at the direction of the Required Lenders); provided that any such sale or other disposition directed by the Administrative Agent shall be on commercially reasonable terms. The proceeds of any such sale or disposition shall be applied in accordance with the Priority of Payments.
ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE ADMINISTRATIVE AGENT
Section 7.01Grant of Security. (a) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Administrative Agent, effective upon the making of the initial Advance to the Borrower (the “Collateral Effective Time”) for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing first priority security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, all assets of Borrower including, without limitation, all of the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):
(i)all Receivables and the Related Documents (and all rights, remedies, powers, privileges and claims thereunder or in respect thereto, whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity, including the right to enforce each such Related Document, both now and hereafter owned), including all Collections, insurance policies, insurance rights and other proceeds thereon or with respect thereto and all interest, dividends, distributions and other money or property of any kind distributed in respect of thereto;
(ii)the Canadian Collection Account and the U.S. Collection Account and, in each case, all cash on deposit therein;
(iii)each Facility Document (other than this Agreement) and all rights, remedies, powers, privileges and claims thereunder or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the collateral assignment and security interest granted to the Administrative Agent under this Agreement;
(iv)all rights to payment under all servicer contracts and other contracts and agreements associated with the Receivables and all recourse rights against any Seller;
(v)all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating or credited to the foregoing (in each case as defined in the UCC), commercial tort claims and all other property of any type or nature in which the Borrower has an interest, whether tangible or intangible, and all other property of the Borrower which is delivered to the Administrative Agent or the Backup Servicer by or on behalf of the Borrower (whether or not constituting Collateral Receivables);
(vi)all other general intangibles and payment intangibles of the Borrower, including all general intangibles of the Borrower which are delivered to the Administrative Agent (or any custodian on its behalf) by or on behalf of the Borrower or held by any Person by or on behalf of the Borrower;
(vii)all security interests, Liens, collateral, property, equipment, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and
(viii)all Proceeds of any and all of the foregoing.
(b)All terms used in this Section 7.01 that are defined in the UCC but are not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC. The Borrower hereby designates the Administrative Agent as its agent and attorney in fact to prepare and file any UCC financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to Section 7.07. Such designation shall not impose upon the Administrative Agent, or release or diminish, the Borrower’s obligations under this Section 7.01 or Section 7.07. The Borrower further hereby authorizes the Administrative Agent’s or the Borrower’s counsel to file, without the Borrower’s signature, a UCC financing statement that names the Borrower as debtor and the Administrative Agent as secured party and that describes the Collateral in which the Administrative Agent has a grant of security hereunder and any amendments or continuation statements that may be necessary or desirable. The Borrower authorizes the UCC financing statement naming the Borrower as debtor to describe the Collateral therein as “all assets” or words of similar import.
(c)If the Borrower acquires any commercial tort claim after the date hereof, the Borrower shall promptly (but in any event within ten (10) Business Days after such acquisition) deliver to the Administrative Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to the Administrative Agent, granting to the Administrative Agent, as security for the payment of the

Obligations, a perfected security interest in all of Borrower’s right, title and interest in and to such commercial tort claim.
Section 7.02Release of Security Interest. If all Obligations have been paid in full, the Administrative Agent (for itself and on behalf of the other Secured Parties) shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that following the execution of a Consent and Release and upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Administrative Agent (for itself and on behalf of the other Secured Parties) shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower. The Borrower shall not file, or consent to any third-party filing, any UCC financing statement or amendment thereof without the Administrative Agent’s prior written consent.
Section 7.03Rights and Remedies. The Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall (subject to direction by the Required Lenders), among other remedies: (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Administrative Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii)  sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute or prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s, the Backup Servicer’s, the Servicer’s and their respective agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an Obligor. The proceeds of any sale or disposition of the Collateral shall be applied in accordance with the Priority of Payments.
The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are reasonably necessary or appropriate to have the Collateral to be assigned to the Administrative

Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 7.03, the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, with power of substitution), in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent (for the benefit of the Secured Parties), but at the cost and expense of the Borrower and, except as prohibited by Applicable Law, without notice to the Borrower.
Section 7.04Remedies Cumulative. Each right, power, and remedy of the Administrative Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies; provided, however, that no Secured Party may exercise any rights or remedies hereunder other than through the Administrative Agent or as consented to by the Administrative Agent; provided, further, however, that the Required Lenders may exercise any rights and remedies hereunder if, after directing the Administrative Agent in writing, the Administrative Agent does not comply with such instructions for any reason.
Section 7.05Related Documents. (a) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent, the Servicer and the Backup Servicer (or other successor servicer) all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent (as directed by the Required Lenders), act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (as directed by the Required Lenders).
(b)The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents and other documents relating to the Collateral in trust for the Administrative Agent on behalf of the Secured Parties, and upon request of the Administrative Agent or following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Administrative Agent or its designee (including the Backup Servicer). In addition, in accordance with the Backup Servicing Agreement, on each Reporting Date, the Borrower shall, or shall cause the Servicer to, deliver to the Backup Servicer an electronic file containing all documents and information necessary to permit the Backup Servicer to service the Receivables and any other information relating to each such Receivable required by the Backup Servicing Agreement.
Section 7.06Borrower Remains Liable. (a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.
(b)No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.
Section 7.07Protection of Collateral. The Borrower shall from time to time execute and deliver, or caused to be executed and delivered, all such supplements and amendments hereto and file or authorize the filing of all such UCC financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary, advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:
(i)grant security more effectively on all or any portion of the Collateral;
(ii)maintain, preserve and perfect any grant of security made or to be made by this Agreement or any other Facility Document including the first priority nature of the lien or carry out more effectively the purposes hereof;
(iii)perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in law or regulations);
(iv)enforce any of the Collateral or other instruments or property included in the Collateral;
(v)preserve and defend title to the Collateral and the rights therein of the Administrative Agent and the Secured Parties in the Collateral against the claims of all third parties; and
(vi)pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.
The Borrower hereby designates the Administrative Agent as its agent and attorney in fact to prepare and file any UCC financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.07. Such designation shall not impose upon the Administrative Agent, or release or diminish, the Borrower’s obligations under this Section 7.07 or, in the case of the Borrower only, Section 5.01(c).

ARTICLE VIII

ACCOUNTINGS AND RELEASES
Section 8.01Collection of Money. Except as otherwise expressly provided herein, the Administrative Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Administrative Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Administrative Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. The Canadian Collection Account shall be established and maintained under a Canadian Collection Account Control Agreement with the Canadian Collection Account Bank. The U.S. Collection Account shall be established and maintained under an U.S. Collection Account Control Agreement with the U.S. Collection Account Bank. The Canadian Collection Account and the U.S. Collection Account may contain any number of subaccounts for the convenience of the Administrative Agent or for convenience in administering the Canadian Collection Account, the U.S. Collection Account or other Collateral. All monies deposited from time to time in the Canadian Collection Account shall be held by the Canadian Collection Account Bank as part of the Collateral and released to the Borrower only in accordance with Section 9.02. Upon the occurrence and during the continuation of a Canadian Cash Transfer Event, all monies on deposit in the Canadian Collection Account shall be transferred to the U.S. Collection Account on each Business Day during such Canadian Cash Transfer Event. All monies deposited from time to time in the U.S. Collection Account shall be held by the U.S. Collection Account Bank as part of the Collateral and shall be applied to the purposes herein provided and released to the Borrower only (i) on Payment Dates to the extent of funds available under Section 9.01(viii) and (ii) in accordance with Section 9.02.
Section 8.02Release of Security. (a) In connection with any Permitted Sale of any Receivable, the Borrower shall deliver a Consent and Release to the Administrative Agent at least ten (10) Business Days prior to the settlement date for any sale of such Receivable certifying that such sale is a Permitted Sale and requesting that the Administrative Agent release or cause to be released such Receivable from the Lien of this Agreement, which notice shall be revocable up and until such settlement date.
(b)(i) The proceeds of any sale of a Receivable to a Seller pursuant to the terms of the applicable Receivable Purchase Agreement or to any other Person as permitted herein shall be deposited directly into the Canadian Collection Account or the U.S. Collection Account, as applicable and (ii) the proceeds of any sale of a Defaulted Collateral Receivable or Ineligible Collateral Receivable shall be deposited directly into the Canadian Collection Account or the U.S. Collection Account, as applicable, following release from any applicable escrow arrangement.
(c)Subject to Borrower’s compliance with this Section 8.02 and the Administrative Agent’s execution of a Consent and Release, any Receivable that is sold pursuant to Section 8.02(a) shall automatically be released from the Lien of this Agreement.

(d)The Administrative Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower, at such time as all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied in full (other than contingent indemnity obligations not yet due and owing), release any remaining Collateral from the Lien of this Agreement.
(e)In connection with any release pursuant to this Section 8.02, the Administrative Agent is hereby irrevocably authorized by the Lenders to execute such documents as shall be reasonably requested by the Borrower to evidence the release of the Lien of this Agreement and the other Facility Documents.
ARTICLE IX

APPLICATION OF MONIES
Section 9.01Disbursements of Monies from Collection Account. On each Payment Date, the Borrower shall direct the U.S. Collection Account Bank to disburse amounts on deposit in the U.S. Collection Account (other than the U.S. Collection Account Required Amount) with respect to the Collection Period ending immediately prior to such Payment Date in accordance with the following priorities (the “Priority of Payments”):
(i)first, to the Servicer, any accrued and unpaid Servicer Fees and collection expense reimbursements (excluding indemnities) that are reimbursable to the Servicer pursuant to the Servicing Agreement, plus any Servicer Fees and collection expense reimbursements (excluding indemnities) that are reimbursable to the Servicer pursuant to the Servicing Agreement which were not paid when due on any prior Payment Date;
(ii)second, on a pari passu and pro rata basis, to the Backup Servicer, the Canadian Collection Account Bank and the U.S. Collection Account Bank, any accrued and unpaid fees and reimbursable expenses (excluding indemnities) due and payable pursuant to the Facility Documents to which such Persons are a party, plus any fees and reimbursable expenses (excluding indemnities) due and payable to any such Person pursuant to such Facility Documents which were not paid when due on any prior Payment Date; provided, however, that the aggregate amount of expenses and other amounts payable under this clause (ii) shall not exceed $100,000 in aggregate in any calendar year;
(iii)third, to the Administrative Agent for distribution to each Lender to pay (1) accrued and unpaid interest on the Advances for the immediately preceding calendar month, (2) amounts payable to each such Lender or the Administrative Agent under Section 2.09(a), 2.10, 12.03(d) and 12.04, and (3) accrued and unpaid Termination Payment, Refinancing Payment and/or and Unused Fees due to each Lender (in the case of each of subclauses (1), (2) and (3) above, pro rata, based on the respective amounts owed to each Lender);
(iv)fourth,
(1)prior to the end of the Reinvestment Period and if the Maximum Advance Rate Test is not satisfied as of the related Determination Date to pay the outstanding principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Maximum Advance Rate Test is satisfied (on a pro forma basis as at such Determination Date); and
(2)if the Reinvestment Period has expired or an Accelerated Amortization Event or Event of Default has occurred and is continuing, to pay the outstanding principal amount of all Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;
(v)fifth, an amount equal to any other amounts due and owing to the Servicer, the Backup Servicer, the Canadian Collection Account Bank, the U.S. Collection Account Bank or any Secured Party pursuant to the Facility Documents shall be set aside in the U.S. Collection Account and paid to such Person, as the case may be, when due in accordance with the Facility Documents on a pro rata basis based on the amounts due and owing to each such Person as of the immediately preceding calendar month; and
(vi)sixth, the remainder to the Borrower or as directed by the Borrower.
Section 9.02Recycling. Funds may only be withdrawn from time to time from the Canadian Collection Account or the U.S. Collection Account in an aggregate amount of no more than five times per week (and, to the extent a new Advance is being requested on such Withdrawal Date, solely simultaneously with such new Advance as part of the Notice of Borrowing) at the request of the Borrower to the Administrative Agent, in the form attached hereto as Exhibit A-2 (each, a “Notice of Withdrawal”), on any Business Day other than a Payment Date during the Reinvestment Period (each such date, a “Withdrawal Date”), and applied by the Borrower solely to purchase additional Collateral Receivables from a Seller under (and in accordance with) a Receivable Purchase Agreement; provided, that the withdrawal and transfer of such funds is subject to the satisfaction or waiver of the following conditions precedent as of the Withdrawal Date:
(a)after giving effect to such withdrawal, the amount on deposit in the U.S. Collection Account is not less than the U.S. Collection Account Required Amount;
(b)the Administrative Agent shall have received a Notice of Withdrawal with respect to such withdrawal before noon New York time on the Withdrawal Date (including the Maximum Advance Rate Test Calculation Statement attached thereto, all duly completed);
(c)together with delivery of the Notice of Withdrawal, the Administrative Agent shall have received a Maximum Advance Rate Test Calculation Statement, demonstrating that immediately after giving effect to such withdrawal and the acquisition of any Collateral Receivables on such Withdrawal Date, the Maximum Advance Rate Test shall be satisfied;
(d)each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Withdrawal Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(e)no Unmatured Event of Default, Event of Default, Accelerated Amortization Event, and in the case of a withdrawal from the Canadian Collection Account, no Canadian Cash Transfer Event, shall have occurred and be continuing at the time of such withdrawal or shall result upon such withdrawal;
(f)the Borrower shall have delivered, or caused to have been delivered, in accordance with the time and manner specified in the Backup Servicing Agreement, to the Backup Servicer and the Administrative Agent, the Receivable Schedule and each document or item (whether or not electronic) comprising a Related Document with respect to the Receivables being pledged hereunder;
(g)all terms and conditions of the applicable Receivable Purchase Agreement required to be satisfied in connection with the assignment of each Receivable being pledged hereunder on such Withdrawal Date (and the Receivable and Related Documents related thereto), including the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including UCC and PPSA filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in all of the Borrower’s right, title and interest in the related Receivables all payments from related Obligors, the Related Documents and all rights of the Borrower under the applicable Receivable Purchase Agreement, excluding any Collateral in which a security interest cannot be perfected under the UCC or the PPSA, shall have been made, taken or performed;
(h)the Borrower shall have taken all steps necessary under all Applicable Law in order to cause to exist in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid, subsisting and enforceable first priority perfected security interest in the Borrower’s right, title and interest in the Collateral related to each Receivable being pledged hereunder on such Withdrawal Date, including receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that all Liens (except for Permitted Liens) have been released on such Collateral; and
(i)the Borrower shall have delivered to the Administrative Agent a fully executed copy of the Receivable Assignment relating to the Collateral Receivables in connection with such withdrawal.
The Borrower hereby acknowledges and agrees that, by delivering a Notice of Withdrawal, the Borrower will be deemed to have represented and warranted that on such date and immediately after giving effect to the proposed withdrawal on the relevant Withdrawal Date each of the conditions precedent set forth in Section 9.02 is satisfied.
ARTICLE X

ADMINISTRATION AND SERVICING OF COLLATERAL
Section 10.01Designation of the Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as a servicer in accordance with this Agreement, the Servicing Agreement or the Backup Servicing Agreement, as applicable. Borrower hereby acknowledges that each of the Secured Parties is a third-party beneficiary of the obligations taken by the Servicer and the Backup Servicer under the Servicing Agreement and the Backup Servicing Agreement, respectively.

Section 10.02Authorization of the Servicer. Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents reasonably necessary to enable such Servicer to carry out its Collateral management duties under the Servicing Agreement, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. Following the occurrence and continuance of an Event of Default (unless otherwise waived by the Required Lenders in accordance with Section 12.01), the Administrative Agent (acting at the direction of the Required Lenders) may provide notice to the Servicer (and any successors thereto) (with a copy to the Backup Servicer) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02.
Section 10.03Payment of Certain Expenses by Servicer. The Borrower acknowledges and agrees that the Servicer (so long as such Servicer is an Affiliate of the Borrower) will be required to pay all expenses incurred by it in connection with its activities under the Servicing Agreement, including fees and disbursements of its independent accountants, taxes imposed on the Servicer, expenses incurred by the Servicer in connection with the production of reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement and the Servicing Agreement to be for the account of the Borrower or except as otherwise expressly provided under this Agreement or the Servicing Agreement. The Borrower acknowledges and agrees that the Servicer will be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than as provided under Section 9.01.
Section 10.04Appointment of Backup Servicer. Upon the resignation of the Servicer under the Servicing Agreement or the occurrence and continuance of an Accelerated Amortization Event (other than an Unmatured Event of Default), an Event of Default or a Servicer Event of Default, the Administrative Agent may (with the consent of the Required Lenders) deliver a Servicing Commencement Notice to the Backup Servicer. The Borrower shall, and shall cause the Servicer to, cooperate with the Backup Servicer to effectuate such transition in servicing as further set forth in the Backup Servicing Agreement.
ARTICLE XI

THE ADMINISTRATIVE AGENT
Section 11.01Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Administrative Agent shall distribute a copy of all material modifications, amendments, extensions, consolidations, restatements, alterations, changes or revisions to any one or more of the Facility Documents (including, without limitation, waiver or consents entered into, executed or delivered by the Administrative Agent), to each of the Lenders. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Facility Document to which the

Administrative Agent is a party (if any) as duties on its part to be performed or observed. The Administrative Agent shall not have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent will request direction of the Required Lenders and take the direction of the Required Lenders prior to any action or inaction in all matters concerning the Facility Documents.
Section 11.02Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 11.03Agent’s Reliance, Etc.
(a)Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or any Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower or any Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or such Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto or for the validity, perfection, priority or enforceability of the Liens on the Collateral; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by email) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s, any Servicer’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.
(b)The Administrative Agent shall not be liable for the actions or omissions of any other agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other agent with the terms or requirements of this Agreement, any Facility Documents or any Related Documents, or their duties thereunder. The Administrative Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders) except as determined by a court of competent jurisdiction by final and non-appealable judgment that it was the result of the Administrative Agent’s willful misconduct or gross negligence. The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be determined by a court of competent jurisdiction by final and non-appealable judgment that the Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Related Documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special, punitive or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of the Administrative Agent, or unless and to the extent written notice of such matter is received by the Administrative Agent at its address in accordance with Section 12.02. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. The Administrative Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Administrative Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except as shall be determined by a court of competent jurisdiction by final and non-appealable judgment that it was the result of its willful misconduct or grossly negligent performance or omission of its duties.

(c)The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
Section 11.04Indemnification. To the extent the Borrower for any reason fails to indefeasibly pay any amount required under Section 12.04 (and without limiting the obligation of the Borrower to do so), each of the Lenders severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent; provided, further, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The obligations of the Lenders under this Section 11.04 are subject to the provisions of Section 2.08. Any amounts paid by any Lender pursuant to this Section 11.04 shall constitute Obligations.
Section 11.05Successor Administrative Agent. Subject to the terms of this Section 11.05, the Administrative Agent may resign as Administrative Agent in the Administrative Agent’s sole discretion at any time upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation the Administrative Agent may appoint a successor agent. The appointment of any successor Administrative Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing, (ii) if such successor Administrative Agent is a Lender or an Affiliate of such Administrative Agent or any Lender or (iii) such successor Administrative Agent is a Participant that has been disclosed to the Borrower on or prior to the Closing Date (a “Participant Appointed Administrative Agent”). No prior notice for the resignation of the existing Administrative Agent or the appointment of a Participant Appointed Administrative Agent shall be required in connection with the appointment of a Participant Appointed Administrative Agent. Any resignation of the Administrative Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and under the other Facility Documents. Any Person (i) into which the Administrative Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Administrative Agent shall be a party, or (iii) that may succeed to the properties and assets of the Administrative Agent substantially as a whole, shall be the successor to the Administrative Agent under this Agreement without further act of any of the parties to this Agreement.
Section 11.06Administrative Agent’s Capacity as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 11.07Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Facility Document or any documents related hereto or thereto).
Section 11.08Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or another, Secured Party, or any Person who has received funds on behalf of a Lender or another a Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or

(z) that such Lender, Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part):
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.08(b).
(c)Each Lender and other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clauses (a) and (b) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason from any Payment Recipient that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Payment Recipient at any time, (i) such Payment Recipient, if a Lender, shall be deemed to have assigned its Advances (but not its commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of such Advances (but not commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (and such Lender shall deliver any notes evidencing such Advances to the Administrative Agent), (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advances (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments, if any, of any Lender and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Advances (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Secured Party under the Facility Documents with respect to each Erroneous Payment Return Deficiency.
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Affiliate thereof.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.
ARTICLE XII

MISCELLANEOUS
Section 12.01No Waiver; Modifications in Writing. (a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Administrative Agent and the Required Lenders, provided that:
(i)any Fundamental Amendment shall require the written consent of each affected Lender; and

(ii)no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights, duties, immunities or liabilities of the Administrative Agent without the prior written consent of the Administrative Agent.
Section 12.02Notices, Etc. Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by e-mail, to such party’s address or e-mail address set forth in Schedule 3 hereto, or at such other address or e-mail address as such party may hereafter specify in a notice given in the manner required under this Section 12.02. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by electronic transmission, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). The Borrower hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any courts in any action, suit or proceeding in connection with this Agreement by serving a copy thereof upon the Borrower or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Borrower at its address specified in Schedule 3. For the avoidance of doubt, with respect to any notices required to be delivered and sent to the Administrative Agent, the Administrative Agent shall distribute a copy thereof to the Lenders.
Section 12.03Taxes. (a) For purposes of this Section 12.03, the term Applicable Law includes FATCA.
(b)Any and all payments by or on account of any obligation of the Borrower under this Agreement and any other Facility Document shall be made, in accordance with this Agreement or the related Facility Document, free and clear of and without deduction for any and all Taxes, except as required by Applicable Law. If the Borrower or Administrative Agent shall be required by Applicable Law (as determined in the good faith discretion of the Borrower or Administrative Agent, as applicable) to deduct or withhold any Taxes from or in respect of any sum payable by it hereunder or under any other Facility Document to any Secured Party, then the Borrower or Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such payment is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including deductions applicable to additional sums payable under this Section 12.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholding been made.
(c)In addition, the Borrower agrees to timely pay any present or future stamp, sales, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made by the Borrower hereunder or under any other Facility Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.09(b), 2.11(b) or 12.03(h)) (hereinafter referred to as “Other Taxes”).
(d)The Borrower agrees to indemnify each of the Secured Parties, within 10 days after demand therefor, for the full amount of Indemnified Taxes, including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.03 payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Secured Party, shall be conclusive absent manifest error.
(e)As soon as practicable after the date of any payment of Taxes to a Governmental Authority pursuant to this Section 12.03, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or a copy of the return reporting such payment or other evidence of payment as may be reasonably satisfactory to the Administrative Agent).
(f)If any payment is made by the Borrower to or for the account of any Secured Party after deduction for or on account of any Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 12.03, then, if such Secured Party, in its sole discretion exercised in good faith, determines that it has received a refund of such Taxes, such Secured Party shall reimburse to the Borrower such amount of any refund received (net of reasonable out-of-pocket expenses incurred) as such Secured Party shall determine in its sole discretion to be attributable to the relevant Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Secured Party be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(g)Status of Lender.
(i)Each Lender that is a “United States person” as that term is defined in Section 7701(a)(30) of the Code (a “U.S. Person”) hereby agrees that it shall, no later than the Closing Date or, in the case of a Lender which becomes a party hereto pursuant to Section 12.06, the date upon which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent, if applicable, two accurate, complete and executed copies of U.S. Internal Revenue Service Form W-9 or successor form, certifying that such Lender is on the date of delivery thereof entitled to an exemption from United States backup withholding tax.

(ii)Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, no later than the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent two copies of properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, with respect to payments of interest hereunder, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business” profits or “other income” article of such treaty, with respect to any other applicable payments hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient), no later than the date on which such Non-U.S. Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), a certificate to the effect that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 881(c)(3)(C) of the Code) substantially in the form of Exhibit E hereto (a “U.S. Tax Compliance Certificate”), and such Non-U.S. Lender agrees that it shall notify the Borrower and the Administrative Agent in the event any such certificate is no longer accurate. In addition, to the extent a Non-U.S. Lender is not the beneficial owner, such Non-U.S. Lender shall also provide a U.S. Tax Compliance Certificate or other certification documents from each beneficial owner, as applicable, provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender designates a new lending office. In addition, each Non-U.S. Lender shall deliver such forms as promptly as practicable after receipt of a written request therefor from the Borrower or the Administrative Agent. Notwithstanding any other provision of this Section 12.03, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 12.03(g) that such Non-U.S. Lender is not legally able to deliver.
(iii)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative in writing of its legal inability to do so.
(h)If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any taxing Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 12.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(i)Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(j)Compliance with FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(k)Survival. Each party’s obligations under this Section 12.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all amounts owing under any Facility Document.
Section 12.04Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Backup Servicer, the Canadian Collection Account Bank, the U.S. Collection Account Bank and the other Lenders in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable fees and disbursements of outside counsel for each such Person and any auditors, accountants, consultants, appraisers and rating agency or other professional advisors and agents engaged by the Administrative Agent; UCC and PPSA filing fees and all other related fees and expenses in connection therewith; and in connection with any modification or amendment of this Agreement or any other Facility Document. Further, the Borrower shall pay (A) all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented fees, expenses and disbursements of legal counsel to the Administrative Agent or any Lender), and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Administrative Agent and incurred by the Administrative Agent or any Lender in the preparation, execution, delivery, filing, recordation, administration, performance or enforcement of this Agreement or any other Facility Document or any consent, amendment, waiver or other modification relating thereto, (B) all reasonable out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Administrative Agent’s security interests in the Collateral, including filing and recording fees, expenses and Other Taxes, search fees, and title insurance premiums, and (C) after the occurrence of any Event of Default, all costs and expenses incurred by the Administrative Agent and the other Secured Parties in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Administrative Agent and the other Secured Parties or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Administrative Agent and the other Secured Parties. The undertaking in this Section shall survive repayment of the Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents, termination of this Agreement and the other Facility Documents and the resignation or replacement of the Administrative Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Administrative Agent are intended to constitute expenses of administration under any applicable bankruptcy law.
(b)The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any actual or prospective investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by the Borrower, the Parent, the Sponsor, the Canadian Collection Account Bank, the U.S. Collection Account Bank, any Seller, any Servicer or any Backup Servicer contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower, the Parent, the Sponsor, the Canadian Collection Account Bank, the U.S. Collection Account Bank, any Seller, any Backup Servicer or any Servicer contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading; (iv) any failure by the Borrower, the Parent, the Sponsor, the Canadian Collection Account Bank, the U.S. Collection Account Bank, any Seller, any Servicer or any Backup Servicer to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Administrative Agent (for the benefit of the Secured Parties) a perfected first priority security interest in all of the Collateral free and clear of all Liens; (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Administrative Agent or the Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC or PPSA, as applicable, of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Receivable (or the Related Documents evidencing such Collateral Receivable) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from any related property; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to any Seller, in consideration for the transfer by such Seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; and (xi) any Unmatured Event of Default or Event of Default; provided, that the Borrower shall not be liable (A) for any Liability or losses arising due to the deterioration in the credit quality or market value of the Collateral Receivables or other Collateral hereunder to the extent that such credit quality or market value was not misrepresented in any material respect by the Borrower or any of its Affiliates or (B) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; provided, however, that in no event will such Indemnified Party have any liability for any special, exemplary, indirect, punitive or consequential damages in connection with or as a result of such Indemnified Party’s activities related to this Agreement or any Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, further, that any payment hereunder which relates to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, or additional sums described in Sections 2.09 or 2.10, shall not be covered by this Section 12.04(b).
(c)All amounts due under this Section 12.04 shall be payable not later than three (3) Business Days after demand therefor.
Section 12.05Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this Agreement, shall be deemed to include electronic signatures, authentication, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as in effect in any state, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), the Illinois Electronic Commerce Security Act (5 ILCS 175/1-101 et seq.), or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

Section 12.06Assignability. The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Required Lenders. The Lenders may assign their rights, interests or obligations under this Agreement as permitted under Section 13.02. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (including by operation of law).
Section 12.07Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 12.08Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.09Confidentiality. Each Secured Party agrees to keep all Borrower Information confidential; provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (x) to any Secured Party or any Affiliate of a Secured Party, or (y) any of their respective Affiliates, employees, directors, agents, representatives, consultants, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), (i) to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement, (ii) to any prospective agent or co-agent of the Administrative Agent, (iii) as reasonably required by any direct or indirect contractual counterparties or professional advisors thereto, to any swap or derivative transaction relating to the Borrower and the Obligations, and (iv) to any provider of credit protection to a Lender or any provider of a hedge for the benefit of a Lender, (c) to any Governmental Authority purporting to have jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required or requested to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation hereof, (f) to any rating agency or a nationally recognized statistical rating organization in connection with Rule 17g-5 promulgated by the SEC, (g) in connection with the exercise of any remedy hereunder or under any other Facility Document and (h) to any Seller, the Servicer, the Backup Servicer, the Canadian Collection Account Bank and the U.S. Collection Account Bank in connection with the administration of this credit facility or the enforcement of the Facility Documents. In addition, each Secured Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the

Secured Parties in connection with the administration and management of this Agreement and the other Facility Documents.
Section 12.10Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.
Section 12.11Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.10, 2.13, the final sentence of Section 7.02, 7.06(b), 12.02, 12.03, 12.04, 12.07, 12.08, 12.12, 12.13, 12.14, 12.16, 12.18, 12.19 and 12.23 and this Section 12.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.
Section 12.12Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;
(b)consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referenced in Section 12.02 or at such other address as may be permitted thereunder;
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any party hereto or any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).

Section 12.13Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any other Facility Document or for any counterclaim therein or relating thereto.
Section 12.14Service of Process. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 12.15Waiver of Setoff. The Borrower hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.
Section 12.16PATRIOT Act Notice. Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, a Beneficial Ownership Certification and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the PATRIOT Act and the Beneficial Ownership Regulation.
Section 12.17Business Days. In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.
Section 12.18Third-Party Beneficiary. The parties hereto acknowledge and agree that the Indemnified Parties and the Affected Persons are third party beneficiaries of this Agreement.
Section 12.19No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders or their Affiliates. The Borrower agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Facility Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
Section 12.20Non-Reliance on Administrative Agent and other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder.
12.21.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 12.21Acknowledgement Regarding Any Supported QFCs. To the extent that the Facility Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with this Section 12.21 applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the U.S. or any other state of the U.S.) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the U.S. or a state of the U.S.
Section 12.22Non-Petition.
(a)Each of the parties hereto (other than the Administrative Agent acting at the direction of the Required Lenders) hereby covenants and agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding Advances, it shall not institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other jurisdiction.
(b)Each of the parties hereto (other than Administrative Agent acting at the direction of the Required Lenders) hereby covenants and agrees that it shall not at any time institute against, solicit or join or cooperate with or encourage any institution against Borrower of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under any United States federal or state bankruptcy or similar law.
(c)Nothing in this Section 12.22 shall preclude, or be deemed to estop, any of the foregoing Persons from taking (to the extent such action is otherwise permitted to be taken by such Person hereunder) or omitting to take any action prior to such date in (i) any case or proceeding with respect to Borrower voluntarily filed or commenced by or on behalf of

Borrower under or pursuant to any such law or (ii) any involuntary case or proceeding pertaining to Borrower under or pursuant to any such law, which involuntary use was not commenced by any of the foregoing Persons.
ARTICLE XIII

SYNDICATION
Section 13.01Syndication. The Lenders may at any time sell, assign or participate any portion or all of the Advances and the Facility Documents to one or more Persons subject to the terms and conditions of this Article XIII.
Section 13.02Assignment of Advances, Participations and Servicing, Appointment of Agent. (a) The Lenders may, at their individual option, sell and assign all or any part of their right, title and interest in, and to, and under the Advances and this Agreement, in the sole discretion of such Lender, subject to, other than in connection with an assignment to a Lender or any Affiliate of a Lender, the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) (the “Syndication”), to one or more additional lenders; provided, however, that no assignment shall be made to (x) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (y) the Borrower or any of the Borrower’s Affiliates or (z) without the Borrower’s written consent, a Competitor. Each additional Lender shall enter into and deliver to the Administrative Agent an Assignment and Acceptance whereby the existing Lender (the “Assigning Lender”) assigns to such new Lender a portion of its rights under the Advances, and pursuant to which the new Lender accepts such assignment. From and after the effective date specified in the Assignment and Acceptance (i) each new Lender shall be a party hereto and to each applicable Facility Document to the extent of the applicable percentage or percentages and, if applicable, priorities, set forth in the Assignment and Acceptance and, except as specified otherwise herein, shall succeed to the rights of the Assigning Lender hereunder in respect of the Advances, and (ii) the Assigning Lender shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder and under the Facility Documents.
The liabilities of each of the Lenders shall be several and not joint, and any Lender’s Percentage shall be reduced by the amount of each such Assignment and Acceptance. No Lender shall be responsible for the obligations of any other Lender.
(b)The Borrower agrees that it shall reasonably cooperate, in connection with any sale of all or any portion of the Advances permitted under Section 13.02(a), whether in whole or to an additional Lender or Participant, to furnish to Administrative Agent, any information as reasonably requested by any additional Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Advances.
(c)The Borrower acknowledges that the Administrative Agent shall have the sole and exclusive authority to execute and perform this Agreement and each Facility Document on behalf of itself and as agent for the Secured Parties. The Lenders acknowledge that, subject to Section 12.01(b), the Administrative Agent shall retain the exclusive right to grant approvals and give consents required to be delivered hereunder. Except as otherwise provided herein, the

Borrower shall have no obligation to recognize or deal directly with any Lender, and no Lender shall have any right to deal directly with the Borrower with respect to the rights, benefits and obligations of the Borrower under this Agreement, the Facility Documents or any one or more documents or instruments in respect thereof, except as explicitly provided herein or therein.
(d)Notwithstanding any provision to the contrary in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein and no covenants, functions, responsibilities, duties, obligations or liabilities of the Administrative Agent shall be implied by or inferred from this Agreement or any other Facility Document, or otherwise exist against Administrative Agent.
(e)Except to the extent its obligations hereunder and its interest in the Advances have been assigned pursuant to one or more Assignments and Acceptances, if the Administrative Agent is also a Lender, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, respectively. The Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, or any Affiliate of the Borrower and any Person who may do business with or own securities of the Borrower or any Affiliate of the Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.
(f)If required by any Lender, the Borrower hereby agrees to execute notes in the principal amount of such Lender’s Percentage of the Advances, and such note shall (i) be payable to order of such Lender, (ii) be dated as of the effective date specified in the Assignment and Acceptance (or, if later, the date that such Lender became a Lender hereunder), and (iii) mature on the Termination Date. Such note shall provide that it evidences a portion of the existing Obligations hereunder and not any new or additional indebtedness of the Borrower.
(g)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be made available by the Administrative Agent for inspection by the Borrower and any Lender, at any reasonable time and from time to time, upon reasonable prior written request to the Administrative Agent.
(h)Any Lender may at any time sell participations to any Person (other than (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (B) the Borrower or any of the Borrower’s Affiliates or subsidiaries or (C) without the prior written consent of the Borrower and the Administrative Agent, a Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the payments made under Section 2.09 with respect to any payments made by such Lender to its Participant(s).
(i)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 12.03 and 12.04 (subject to the requirements and limitations therein, including the requirements under Section 12.03(g) (it being understood that the documentation required under Section 12.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.09 or 12.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(j)Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System), provided that no such security interest or the exercise by the secured party of any of its rights thereunder shall release such Lender from any of its funding obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 13.03Cooperation in Syndication. (a) The Borrower agrees to use commercially reasonable efforts to assist the Lenders and the Administrative Agent, upon reasonable request, in completing a Syndication. Such assistance may include (i) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with the Lenders and the Administrative

Agent, of one or more meetings of prospective Lenders or with the credit rating agencies, (iv) the delivery of appraisals reasonably satisfactory to the Lenders and the Administrative Agent if required, and (v) working with the Lenders and the Administrative Agent to procure a rating for the Advances by the credit rating agencies.
(b)The Lenders and the Administrative Agent shall manage all aspects of any Syndication of the Advances, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lenders and the Administrative Agent in their Syndication efforts, the Borrower agrees promptly to prepare and provide to the Lenders and the Administrative Agent all information with respect to the Borrower, the Parent, the Sponsor, each Seller and the Servicer contemplated hereby, including all financial information and projections (the “Projections”), as the Lenders and the Administrative Agent may reasonably request in connection with the Syndication of the Advances. The Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to the Lenders and the Administrative Agent by the Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Lenders and the Administrative Agent by the Borrower or any of its representatives have been or will be prepared in good faith based upon reasonable assumptions. The Borrower understands that in arranging and syndicating the Advances, the Administrative Agent, the Lenders and, if applicable, the credit rating agencies, may use and rely on the Information and Projections without independent verification thereof.
(c)If required in connection with the Syndication, the Borrower hereby agrees to:
(i)deliver updated financial and operating statements and other information reasonably required by the Lenders and the Administrative Agent to facilitate the Syndication;
(ii)deliver reliance letters reasonably satisfactory to the Lenders and the Administrative Agent with respect to any environmental assessments and reports delivered to the Lenders and the Administrative Agent, which will run to the Lender and their respective successors and assigns;
(iii)execute modifications to the Facility Documents required by the Lenders, provided that such modification will not change any material or economic terms of the Facility Documents, or otherwise materially increase the obligations or materially decrease the rights of the Borrower pursuant to the Facility Documents; and
(iv)if the Lenders and the Administrative Agent elect, in their respective individual sole discretion, prior to or upon a Syndication, to split the Advances into two or more parts, or any note into multiple component notes or tranches which may have different interest rates, principal amounts, payment priorities and maturities, the Borrower agrees to cooperate with Lenders and the Administrative Agent, at no cost or expense to the Borrower, in connection with the foregoing and to execute the required modifications and amendments to any note, this Agreement and the other Facility Documents and to provide opinions necessary to effectuate the same.
[Signature Pages to Follow]

Exhibit 10.1
In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
Sezzle Funding SPE II, LLC,
as Borrower

By: /s/ Lee Brading
Name: Lee Brading
Title: Chief Financial Officer
[Signature Page to Amended and Restated Revolving Credit and Security Agreement]

Exhibit 10.1
Bastion Funding VI LP,
By: Bastion GP VI LLC, its General Partner
as Administrative Agent and Lender

By: /s/ Tim Joyce
Name: Tim Joyce
Title: Authorized Person
[Signature Page to Amended and Restated Revolving Credit and Security Agreement]

Exhibit 10.1
SCHEDULE 1
LENDERS – PERCENTAGE

Lender	Percentage	Committed Facility Amount
Bastion Funding VI LP	100%	$300,000,000

Sch. 1-1

Exhibit 10.1
SCHEDULE 2
COLLATERAL RECEIVABLE
As used in this Agreement, “Collateral Receivable” means a Receivable that at all times satisfies each of the following conditions, unless such condition is expressly waived by the Administrative Agent in writing:
(a)such Receivable was originated during the period beginning on February 1, 2024 and ending on the Scheduled Reinvestment Period Termination Date;
(b)such Receivable is serviced by the Servicer under the Servicing Agreement or by the Backup Servicer under the Backup Servicing Agreement;
(c)the applicable Seller or the Bank Partner, the Borrower and the Servicer have, and had at the time such Receivable was originated, purchased or serviced, as applicable, all material licenses and other governmental approvals required for the origination, purchase or servicing, as applicable, of such Receivable;
(d)the collection and servicing practices used since the origination of such Receivable have been (i) legal and customary in the consumer retail installment financing and servicing industry, and (ii) in accordance with the terms of such Receivable;
(e)by the related Purchase Date and on each relevant date thereafter the applicable Seller, the Borrower and the Servicer will have caused the portions of their respective servicing records relating to such Receivable to be clearly and unambiguously marked to show that such Receivable is owned by the Borrower and constitutes part of the Collateral;
(f)(i) such Receivable does not contain any provisions pursuant to which installment payments are paid by any source other than the applicable Obligor, (ii) all Collections relating to such Receivable are required pursuant to the terms of the relevant Contract to be directly deposited into, and are directly deposited into, the Canadian Collection Account or the U.S. Collection Account, as applicable and (iii) such Receivable is subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject to Permitted Liens);
(g)such Receivable was originated in, and is subject to the laws of, a jurisdiction under the laws of which the grant of the security interest in such Receivable to the Administrative Agent hereunder is lawful, valid and enforceable;
(h)such Receivable was originated by the applicable Seller or the Bank Partner in connection with the sale of goods or rendering of services by the related Merchant in the ordinary course of business, such sale of goods or rendering of services has been consummated by the Merchant and the performance of the Contract or other Related Documents with respect to such Receivable have been completed by the applicable Seller or the Bank Partner, the Merchant and any other parties thereto (other than the payment in full thereof by the related Obligor);
Sch. 2-1

Exhibit 10.1
(i)such Receivable was originated by the applicable Seller or the Bank Partner in the ordinary course of its business (i) in accordance with the Credit Guidelines, and (ii) in accordance with, and serviced in compliance with all requirements of Applicable Laws, including all applicable nondiscrimination, usury, consumer credit laws, disclosure laws, MLA, SCRA, credit reporting laws and equal credit opportunity laws, as applicable to such Receivable;
(j)(i) the applicable Obligor had, as of the corresponding time of origination, the legal capacity to enter into such Receivable and to execute and deliver the Related Documents related to such Receivable, and (ii) such Related Documents are enforceable against the applicable Obligor (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law (to the extent not related to inequitable conduct of the Borrower)) and have been duly executed and delivered by the applicable Obligor;
(k)each of the Related Documents related to such Receivable (i) is complete and, if applicable, such Related Documents include all amendments, supplements and modifications thereto and (ii) is in form and substance reasonably satisfactory to the Administrative Agent;
(l)the Servicer and the Backup Servicer are in possession of a copy of the Contract and each other Related Document on behalf of the Administrative Agent and the Lenders and any original version or instrument of the relevant Contract are, or after giving effect to the Borrower’s purchase of such Receivable, will be, in the possession of the Backup Servicer if it is not an electronic document;
(m)the Related Documents related to such Receivable do not prohibit (nor require the related Obligor to consent to, or be notified of) the transfer, pledge, sale or assignment of such Receivable and Related Documents or the rights and duties of the applicable Seller, the Borrower or any transferee or assignee thereunder;
(n)(i) to the extent such Receivable was originated by the Bank Partner, such Receivable was sold to Sezzle by the Bank Partner pursuant to the Bank Program Purchase and Sale Agreement, free and clear of any Lien (other than Permitted Liens), defense, offset, counterclaim, recoupment or other adverse claim, in an arm’s length transaction in exchange for payment of an amount which constitutes fair market value, fair consideration and reasonably equivalent value and(ii) such Receivable was sold to the Borrower by the applicable Seller pursuant to the applicable Receivable Purchase Agreement, free and clear of any Lien (other than Permitted Liens), defense, offset, counterclaim, recoupment or other adverse claim, in an arm’s length transaction in exchange for payment of an amount which constitutes fair market value, fair consideration and reasonably equivalent value;
(o)(i) at the time such Receivable was sold to the Borrower, the applicable Seller had good and indefeasible title to, and was the sole owner of, such Receivable; (ii) no Person has a Lien on or other interest in, or a participation in, or other right to receive, proceeds of such Receivable (other than Permitted Liens) and (iii) there are no additional amounts required or permitted to be funded to the Obligor under the Related Documents governing such Receivable;
Sch. 2-2

Exhibit 10.1
(p)(i) if such Receivable is a U.S. Receivable, such Receivable is denominated and payable in U.S. Dollars and (ii) if such Receivable is a Canadian Receivable, such Receivable is denominated and payable in Canadian Dollars;
(q)such Receivable is an obligation of an Obligor that is an individual who (i) is domiciled in the United States of America or Canada; (ii) is not a business, a corporation, institution or other legal entity; (iii) is not a Governmental Authority, and (iv) is not a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC;
(r)the Obligor of such Receivable made the initial scheduled installment payment at the time such Receivable was originated and such payment has cleared;
(s)(i) at the time such Receivable was acquired by the Borrower, it was not defaulted or delinquent and (ii) on and after acquisition by the Borrower, such Receivable is not a Delinquent Collateral Receivable or a Defaulted Collateral Receivable;
(t)such Receivable was (x) originated by the applicable Seller and sold by such Seller to the Borrower or (y) originated by the Bank Partner, sold by the Bank Partner to a Seller and sold by such Seller to the Borrower, in each of the foregoing cases without any fraud or misrepresentation on the part of such Seller, Bank Partner or the related Obligor;
(u)the Obligor of which is not deceased and is not the subject of (i) the filing by or against such Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or any similar proceeding or the occurrence of any other Insolvency Event or (ii) any assignment by such Obligor for the benefit of creditors;
(v)with respect to which, neither the related Merchant nor the applicable Seller or Bank Partner is liable to the Obligor for goods sold or services rendered to the Obligor;
(w)(i) except in the case of a Rescheduled Receivable or an Extended Term Receivable, such Receivable is payable in four (4) equal, interest-free installments (provided that Receivables purchased by Sezzle pursuant to the Bank Program Purchase and Sale Agreement may include a prepaid finance charge) payable over a period not to exceed 56 days, (ii) if such Receivable is a Rescheduled Receivable (other than an Extended Term Receivable that is a Rescheduled Receivable, if applicable), such Receivable is payable in four (4) equal, interest-free installments (provided that Receivables purchased by Sezzle pursuant to the Bank Program Purchase and Sale Agreement may include a prepaid finance charge) payable over a period not to exceed eight (8) weeks and (iii) if such Receivable is an Extended Term Receivable, such Receivable is payable in the number of installments over the term specified in the definition applicable to such Extended Term Receivable, and in the case of each of clauses (i) through (iii), such Receivable is otherwise on terms and conditions that are reasonably acceptable to the Administrative Agent;
(x)unless such Receivable is an Extended Term Receivable, such Receivable does not have a term greater than 56 days;
(y)such Receivable is not more than 30 days past due;
Sch. 2-3

Exhibit 10.1
(z)such Receivable does not arise from product returns or exchanges with respect to the underlying sale;
(aa)such Receivable is not a Receivable for which the Administrative Agent in its good faith business judgment determines collection to be doubtful;
(bb)such Receivable is not subject to a Level Two Regulatory Event;
(cc)the Original Net Funded Amount of such Receivable (other than an Extended Term Receivable) does not exceed $2,500; if such Receivable is an Extended Term Receivable, the Original Net Funded Amount of such Receivable does not exceed $5,000;
(dd)such Receivable and the applicable Related Documents have not been subject to a Material Modification (other than a Rescheduled Receivable) and such Receivable has not otherwise been modified or re-aged except in accordance with the Servicing Guide and with the prior written consent of the Administrative Agent and the Required Lenders;
(ee)all information provided to the Administrative Agent as to such Receivable (including, but not limited to, information relating to the purchase and servicing of such Receivable) is true and correct in all material respects (without duplicating any materiality qualifiers therein);
(ff)no selection procedures were used by the Borrower with respect to such Receivable that are adverse in any material respect to the interests of the Secured Parties;
(gg)each representation and warranty contained in this Agreement with respect to such Receivable shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects);
(hh)if such Receivable is a (i) U.S. Receivable, it constitutes an “account”, “payment intangible”, “instrument” or proceeds thereof within the meaning of the UCC, or (ii) Canadian Receivable, it constitutes an “account” within the meaning of the PPSA, in each case of (i) and (ii), does not constitute “electronic chattel paper” or “chattel paper” within the meaning of the UCC or PPSA, as applicable;
(ii)with respect to which the Borrower has a valid and binding ownership interest in such Receivable its entirety (and not a fractional interest in such Receivable);
(jj)such Receivable was originated without discrimination against the applicable Obligor based upon race, color, religion, national origin, sex, marital status, age (other than confirming such Obligor was not a minor);
(kk)to the actual knowledge of the applicable Seller, the Borrower and the Servicer, the proceeds of such Receivable have not been used by the applicable Obligor for the purchase of any firearms, operational assault weapons or any antipersonnel landmines, cluster munitions, biological and chemical, radiological and nuclear weapons or otherwise in connection with the production, manufacture or distribution of the foregoing;
Sch. 2-4

Exhibit 10.1
(ll)there are no additional amounts required or permitted to be funded to the Obligor under the Related Documents governing such Receivable; and
(mm)(i) with respect to any such Receivable where the Obligor is a resident of the State of Maryland, at the time such Receivable was originated and at all times thereafter Sezzle shall have a valid Maryland consumer lending or loan broker (CSO) license and debt collection license and to the extent such Receivable was not purchased pursuant to the Bank Program Purchase and Sale Agreement, Sezzle shall be required to have a valid Maryland consumer lending license and (ii) with respect to any such Receivable where the Obligor is a resident of the State of Vermont, at the time such Receivable was originated and at all times thereafter, Sezzle shall have a valid Vermont consumer lending and loan broker license;
provided, that any Collateral Receivable shall only consist of those Receivables which have been fully earned.
Sch. 2-5

Exhibit 10.1
SCHEDULE 3
NOTICE INFORMATION

If to the Administrative Agent or any Lender:	Bastion Funding VI LP 281 Tresser Boulevard Stamford, CT 06901 Attention: Tim Joyce Email: [***]
with a copy (which shall not constitute notice) to:	Winston & Strawn, LLP 200 Park Avenue New York, NY 10166 Attention: Claude Serfilippi Email: [***]
If to the Borrower:	Sezzle Funding SPE II, LLC 700 Nicollet Mall Suite 640 Minneapolis, MN 55402 Attention: Lee Brading Telephone No: [***] Email: [***]
with a copy (which shall not constitute notice) to:	Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attention: Bradley A. Pederson Email: [***]

Sch. 3-1

Exhibit 10.1
SCHEDULE 4
ACCOUNT DETAILS
[***]
Sch. 4-1

Exhibit 10.1
SCHEDULE 5
CREDIT GUIDELINES
[***]

Sch. 5-1

Exhibit 10.1
SCHEDULE 6
SERVICING GUIDE
[***]
Sch. 6-1

Exhibit 10.1
SCHEDULE 7
DATA TAPE INFORMATION
[***]
Sch. 7-1

Exhibit 10.1
SCHEDULE 8
[RESERVED]

Sch. 8-1

Exhibit 10.1
SCHEDULE 9
COMPETITORS
[***]
Sch. 9-1

Exhibit 10.1
EXHIBIT F
FINANCIAL COVENANTS
1)    Minimum Collection Rate (Pay-in-Four Product)
On the first day of each month, the Two Month Collection Rate for two of the three most recent Vintages of Pay-in-Four Receivables that were originated at least two months prior to such day shall not be less than 98.0%. On August 1, 2024, the three most recent Vintages of Pay-in-Four Receivables that were originated at least two months prior to August 1, 2024 are the May 2024, April 2024 and March 2024 Vintages of Pay-in-Four Receivables.
In addition, on the first day of each month, the Three Month Collection Rate for two of the three most recent Vintages of Pay-in-Four Receivables that were originated at least three months prior to such date shall not be less than 101.0%. On August 1, 2024, the three most recent Vintages that were originated at least three months prior to August 1, 2024 are the April 2024, March 2024 and February 2024 Vintages.
2)    Minimum Collection Rate (Pay-in-Five Product)
On the first day of each month, the Two Month Collection Rate for two of the three most recent Vintages of Pay-in-Five Receivables that were originated at least two months prior to such day shall not be less than 97%. On August 1, 2024, the three most recent Vintages of Pay-in-Five Receivables that were originated at least two months prior to August 1, 2024 are the May 2024, April 2024 and March 2024 Vintages of Pay-in-Five Receivables.
In addition, on the first day of each month, the Three Month Collection Rate for two of the three most recent Vintages of Pay-in-Five Receivables that were originated at least three months prior to such date shall not be less than 102%. On August 1, 2024, the three most recent Vintages that were originated at least three months prior to August 1, 2024 are the April 2024, March 2024 and February 2024 Vintages.
For purposes of paragraphs 1) and 2) above:
“Collection Rate” means with respect to any Vintage the ratio of (i) the aggregate Collections with respect to all Receivables in such Vintage (excluding any principal payments made in connection with the origination of such Receivables), to (ii) (x) the Original Net Funded Amount of all Receivables in such Vintage minus (y) any partial or full refund provided to the Obligors obligated to repay the Receivables in such Vintage provided by the applicable Merchant in the ordinary course of business.
3)    Second Payment Default Rate
As of the last day of any calendar month, the Borrower shall not permit the Second Payment Default Rate for two or more of the three Vintages in the most recent Set of Vintages to be greater than 4%.
Exh. F-1

Exhibit 10.1
“Set of Vintages” means on any date, the three-monthly Vintages of Receivables owned by the Borrower that have most recently met their Second Payment Date. For avoidance of doubt the Second Payment Date is the Borrower’s first scheduled payment after the initial down payment at origination.
“Second Payment Default Rate” means the ratio of (i) the Net Funded Amount of all Collateral Receivables owned by the Borrower that had their Second Payment Date in a given month (the “Specified Month”) and for which a default in the obligation to make such second payment occurred, to (ii) the Original Net Funded Amount of all Collateral Receivables owned by the Borrower that came due for the second time in such Specified Month.
4)    Maximum Leverage Ratio
Sezzle shall at each fiscal quarter end maintain a ratio of Indebtedness to EBITDA (calculated on a consolidated basis including the Borrower) of not more than 6:1.
EBITDA means net income before deducting interest expense, taxes, depreciation, and amortization.
5)    Minimum Tangible Net Worth
Sezzle shall at all times maintain a Consolidated Tangible Net Worth (calculated on a consolidated basis including the Borrower) equal to or the greater than $100 million.
6)    Minimum Liquidity Maintenance
Unrestricted Cash must at all times be greater than the maximum of 10.0% of the outstanding aggregate Advances and $20.0 million.
“Unrestricted Cash” means cash and cash equivalents of Sezzle held in its operating accounts that is not subject to contractual, legal, or regulatory restrictions and is immediately available to Sezzle for general business use.
Exh. F-2